As filed with the Securities and Exchange Commission on November 12, 2004
                                      An Exhibit List can be found on page II-6.
                                                      Registration No. 333-_____


                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON D.C. 20549

                          ----------------------------

                                    FORM SB-2
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                          -----------------------------

                         SUNBURST ACQUISITIONS IV, INC.
                 (Name of small business issuer in its charter)

        COLORADO                        1041                     84-1431797
(State or other Jurisdiction   (Primary Standard Industrial  (I.R.S. Employer
of Incorporation or            Classification Code Number)   Identification No.)
Organization)

                           541 HOWE STREET, SUITE 300
                       VANCOUVER, BRITISH COLUMBIA V6C 2C2
                                     CANADA
                                 (604) 684-1755
(Address and telephone number of principal executive offices and principal place of business)

                       MARIO AYUB, CHIEF EXECUTIVE OFFICER
                         SUNBURST ACQUISITIONS IV, INC.
                           541 HOWE STREET, SUITE 300
                       VANCOUVER, BRITISH COLUMBIA V6C 2C2
                                     CANADA
                                 (604) 684-1755
            (Name, address and telephone number of agent for service)

                                   Copies to:
                             GREGORY SICHENZIA, ESQ.
                            STEPHEN M. FLEMING, ESQ.
                       SICHENZIA ROSS FRIEDMAN FERENCE LLP
                     1065 AVENUE OF THE AMERICAS, 21ST FLR.
                            NEW YORK, NEW YORK 10018
                                 (212) 930-9700
                              (212) 930-9725 (FAX)

                APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC:
     From time to time after this Registration Statement becomes effective.

If any securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ________

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. _________

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. _________

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. _________

                         CALCULATION OF REGISTRATION FEE

-------------------------------------------------------------------------------------------------------------
   TITLE OF EACH CLASS OF          AMOUNT TO BE         PROPOSED          PROPOSED           AMOUNT OF
 SECURITIES TO BE REGISTERED      REGISTERED (1)        MAXIMUM           MAXIMUM         REGISTRATION FEE
                                                        OFFERING         AGGREGATE
                                                       PRICE PER       OFFERING PRICE
                                                         SHARE
-------------------------------------------------------------------------------------------------------------
   Common stock, no par value           92,372,190      $.10(2)          $9,237,219.00            $1,170.36
-------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------
                        Total           92,372,190                       $9,237,219.00            $1,170.36
-------------------------------------------------------------------------------------------------------------

(1) Includes shares of our common stock, no par value per share, which may be offered pursuant to this registration statement, which shares are presently outstanding or issuable upon conversion of a secured convertible debenture and the exercise of warrants and an additional investment right held by the selling stockholders. In addition to the shares set forth in the table, the amount to be registered includes an indeterminate number of shares issuable upon conversion of the secured convertible debentures and exercise of the warrants and additional investment, as such number may be adjusted as a result of stock splits, stock dividends and similar transactions in accordance with Rule 416. The number of shares of common stock registered hereunder represents a good faith estimate by us of the number of shares of common stock issuable upon conversion of the secured convertible debentures and upon exercise of the warrants and additional investment right. For purposes of estimating the number of shares of common stock to be included in this registration statement, we calculated a good faith estimate of the number of shares of our common stock that we believe will be issuable upon conversion of the secured convertible debentures and upon exercise of the warrants and additional investment right to account for market fluctuations, and antidilution and price protection adjustments, respectively. Should the conversion ratio result in our having insufficient shares, we will not rely upon Rule 416, but will file a new registration statement to cover the resale of such additional shares should that become necessary. In addition, should a decrease in the exercise price as a result of an issuance or sale of shares below the then current market price, result in our having insufficient shares, we will not rely upon Rule 416, but will file a new registration statement to cover the resale of such additional shares should that become necessary.

(2) Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) under the Securities Act of 1933, using the average of the high and low price as reported on the Over-The-Counter Bulletin Board on November 8, 2004, which was $.10 per share.

      THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

      PRELIMINARY PROSPECTUS SUBJECT TO COMPLETION, DATED NOVEMBER 12, 2004

                         SUNBURST ACQUISITIONS IV, INC.
                              92,372,190 SHARES OF
                                  COMMON STOCK

      This prospectus relates to the resale by the selling stockholders of up to 92,372,190 shares of our common stock, including 3,511,095 shares presently outstanding, 27,000,000 shares of common stock underlying secured convertible debentures in a principal amount of $1,350,000, up to 34,861,095 shares issuable upon the exercise of common stock purchase warrants and up to 27,000,000 shares issuable upon the selling stockholders exercise of its additional investment right. The secured convertible debentures are convertible into our common stock at $.10; provided, however, in the event that our intraday trading price during any 20 trading day period is less than $.10 for ten nonconsecutive or consecutive days, then the conversion price will be the lesser of $.10 or 80% of the average of the lowest three intraday trading prices during the 20 trading days prior to such conversion. Of the warrants, 27,000,000 of the warrants are exercisable at $.12 per share, 5,850,000 are exercisable at $.01 per share and 2,011,095 are exercisable at $.20 per share. The additional investment right is exercisable at $.10 per share. The selling stockholders may sell common stock from time to time in the principal market on which the stock is traded at the prevailing market price or in negotiated transactions. The selling stockholders may be deemed underwriters of the shares of common stock which they are offering. We will pay the expenses of registering these shares.

      Our common stock is registered under Section 12(g) of the Securities Exchange Act of 1934 and is listed on the Over-The-Counter Bulletin Board under the symbol "SBAQ". The last reported sales price per share of our common stock as reported by the Over-The-Counter Bulletin Board on November 8, 2004, was $.10.

            INVESTING IN THESE SECURITIES INVOLVES SIGNIFICANT RISKS.
                    SEE "RISK FACTORS" BEGINNING ON PAGE 4.

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

               The date of this prospectus is _____________, 2004.

      The information in this Prospectus is not complete and may be changed. This Prospectus is included in the Registration Statement that was filed by Sunburst Acquisitions IV, Inc. with the Securities and Exchange Commission. The selling stockholders may not sell these securities until the registration statement becomes effective. This Prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the sale is not permitted.

                               PROSPECTUS SUMMARY

      The following summary highlights selected information contained in this prospectus. This summary does not contain all the information you should consider before investing in the securities. Before making an investment decision, you should read the entire prospectus carefully, including the "risk factors" section, the financial statements and the secured convertible notes to the financial statements.

                         SUNBURST ACQUISITIONS IV, INC.

      We are engaged in the exploration and development of two gold mines located in the State of Chihuahua, Mexico: the Cieneguita property and the
Guazapares property. For the six months ended August 31, 2004, we did not generate revenues and incurred a net loss of $1,048,235. In addition, for the year ended February 29, 2004, we generated revenue of $13,580 and a net loss of $356,961, which relates to our discontinued operations. As a result of recurring losses from operations and a net deficit in both working capital and stockholders' equity, our auditors, in their report dated May 24, 2004, have expressed substantial doubt about our ability to continue as going concern. In addition, our auditors of the financial statements for Sierra Minerals and Mining Inc., our wholly owned subsidiary, have also, in their report dated July 31, 2004, expressed substantial doubt about our wholly owned subsidiary's ability to continue as going concern.

      Our principal offices are located at 541 Howe Street, Suite 300, Vancouver, British Columbia V6C 2C2, Canada, and our telephone number is (604) 684-1755. We are a Colorado corporation.

The Offering

Common stock offered by selling stockholders......................  Up to 92,372,190 shares, including the following:

                                                                    -   3,511,095 shares of common stock;

                                                                    -   up to 27,000,000 shares of common stock underlying
                                                                        secured convertible debentures in the principal amount
                                                                        of $1,350,000 (includes a good faith estimate of the
                                                                        shares underlying the secured convertible debentures to
                                                                        account for market fluctuations antidilution and price
                                                                        protection adjustments),

                                                                    -   up to 27,000,000 shares of common stock issuable upon
                                                                        the exercise of common stock purchase warrants at an
                                                                        exercise price of $.12 per share (includes a good faith
                                                                        estimate of the shares underlying warrants to account
                                                                        for antidilution and price protection adjustments),

                                                                    -   up to 5,850,000 shares of common stock issuable upon
                                                                        the exercise of common stock purchase warrants at an
                                                                        exercise price of $.01 per share,

                                                                    -   up to 2,011,095 shares of common stock issuable upon
                                                                        the exercise of common stock purchase warrants at an
                                                                        exercise price of $.20 per share, and


                                       5

                                                                    -   up to 27,000,000 shares of common stock issuable upon
                                                                        the exercise of an additional investment right at an
                                                                        exercise price of $.10 per share (includes a good faith
                                                                        estimate of the shares underlying the additional
                                                                        investment right to account for antidilution and price
                                                                        protection adjustments)

                                                                        This number represents 51.53% of our current outstanding
                                                                        stock.

Common stock to be outstanding after the offering.................      Up to  179,266,514 shares

Use of proceeds...................................................      We will not receive any proceeds from the sale of the
                                                                        common stock. However, we will receive the sale price of
                                                                        any common stock we sell to the selling stockholder upon
                                                                        exercise of the warrants and upon exercise of the
                                                                        additional investment right. We expect to use the
                                                                        proceeds received from the exercise of the warrants and
                                                                        additional investment right, if any, for general working
                                                                        capital purposes.

Over-The-Counter Bulletin Board Symbol............................      SBAQ

      The above information regarding common stock to be outstanding after the offering is based on 86,894,324 shares of common stock outstanding as of November 8, 2004 and assumes the subsequent conversion of our issued secured convertible notes and exercise of warrants by our selling stockholders.

      In January 2004, we issued a secured convertible debenture in the amount of $30,000 to Bristol Capital, LLC. The secured convertible debenture is due one year from the date of issuance. The secured convertible debenture is convertible at the option of the holder into our shares of common stock at a fixed conversion price of $0.02 per share.

      In April 2004, in connection with the acquisition of certain mineral properties, we entered into a Transaction Fee Agreement with T.R. Winston & Company LLC. Pursuant to this agreement, we issued a warrant to purchase 3,000,000 shares of common stock at $.01 per share. In connection the acquisition of the mineral properties, we also entered into an agreement with Liberty Management, LLC whereby we provided Liberty a common stock purchase warrant to purchase 1,500,000 shares of common stock at $.01 per share.

      In May 2004, we received subscriptions of $199,135 from a private placement offering of units at $0.10 per unit. Each unit consists of one share of common stock and one warrant to purchase an additional share of common stock at $0.20 per share at any time during the twelve months following the date of issuance of the warrants.

      In August 2004, we entered into a Securities Purchase Agreement with Alpha Capital Aktiengesellschaft, Bristol Investment Fund, Ltd. and Stonestreet
Limited Partnership, which are accredited institutional investors for the issuance of an aggregate of $1,350,000 principal amount secured convertible debentures with an original issue discount of 25%. On August 25, 2004, we closed on an aggregate principal amount of $675,000 of secured convertible debentures and received gross proceeds of $500,000. The second closing on an additional $675,000 will be on or before the fifth day following the effective date of this registration statement. The secured convertible debentures are due one year from the date of issuance. The secured convertible debentures are convertible at the option of the holders into our shares of common stock at a fixed conversion price of $0.10 per share. However, in the event that our intraday trading price during any 20 trading day period is less than $.10 for ten nonconsecutive or consecutive days, then the conversion price will be the lesser of $.10 or 80% of the average of the lowest three intraday trading prices during the 20 trading days prior to such conversion. In connection with the Securities Purchase Agreement, we also issued warrants to purchase an aggregate of 13,500,000 shares of our common stock and an additional investment right to purchase an aggregate of 13,500,000 shares to the investors. The term of the warrants is five years and the exercise price is $0.12 per share. The additional investment right provides each investor with the right to purchase up to an aggregate of 13,500,000 shares of common stock at $.10 per share for a period equal to the earlier of the six month anniversary of the effective date of this registration statement or the 18 month anniversary of the first closing date of this financing. Furthermore we entered into a Registration Rights Agreement in order to register the above-referenced securities and a Security Agreement that provides the investor with the first priority security interest in certain of our assets. The investors have contractually agreed to restrict their ability to convert the secured convertible debentures, exercise the warrants and exercise the additional investment right and receive shares of our common stock such that the number of shares of our common stock held by them and their affiliates after such conversion or exercise does not exceed 4.99% of our then issued and outstanding shares of our common stock.

      In connection with this financing, we entered into a Transaction Fee Agreement with T.R. Winston & Company LLC. Pursuant to this agreement, we issued a warrant to purchase 1,350,000 shares of common stock at $.01 per share.

      All of the above securities were issued pursuant to an exemption from registration pursuant to Section 4 (2) of the Securities Act of 1933.

      See the "Selling Stockholders" and "Risk Factors" sections for a complete description of the above financings.

RISK FACTORS

      This investment has a high degree of risk. Before you invest you should carefully consider the risks and uncertainties described below and the other information in this prospectus. If any of the following risks actually occur, our business, operating results and financial condition could be harmed and the value of our stock could go down. This means you could lose all or a part of your investment.

RISKS RELATING TO OUR BUSINESS:

WE HAVE A HISTORY OF INCURRING NET LOSSES; WE EXPECT OUR NET LOSSES TO CONTINUE AS A RESULT OF PLANNED INCREASES IN OPERATING EXPENSES; AND, THEREFORE, WE MAY NEVER ACHIEVE PROFITABILITY WHICH MAY CAUSE US TO SEEK ADDITIONAL FINANCING OR TO CEASE OPERATIONS.

      We have a history of operating losses and have incurred significant net losses in each fiscal quarter since our inception. We had a net loss of $1,048,235 for the six months ended August 31, 2004, which is the quarter in which we commenced our mining operations. We expect to continue to incur net losses and negative cash flows for the foreseeable future. We will need to generate significant additional revenue to achieve profitability. Our ability to generate and sustain significant additional revenues or achieve profitability will depend upon numerous factors outside of our control, including the gold market in general and the economy.

      It is possible that we may never achieve profitability and, even if we do achieve profitability, we may not sustain or increase profitability in the future. If we do not achieve sustained profitability, we may be unable to continue our operations.

WE HAVE A LIMITED OPERATING HISTORY, THEREFORE IT IS DIFFICULT TO EVALUATE OUR FINANCIAL PERFORMANCE AND PROSPECTS.

      We only recently acquired our current business operations in May 2004. We are, therefore, subject to all of the risks inherent in a new business enterprise. Our limited operating history makes it difficult to evaluate our financial performance and prospects. We cannot assure you that in the future we will operate profitably or that we will have adequate working capital to meet our obligations as they become due. Because of our limited financial history, we believe that period-to-period comparisons of our results of operations will not be meaningful in the short term and should not be relied upon as indicators of future performance.

BECAUSE OF OUR RECURRING OPERATING LOSSES, STOCKHOLDERS' DEFICIT, WORKING CAPITAL DEFICIT AND NEGATIVE CASH FLOW FROM OPERATIONS OUR AUDITOR HAS RAISED SUBSTANTIAL DOUBT ABOUT OUR ABILITY TO CONTINUE OUR BUSINESS

      We have received a report from our independent auditors on our financial statements for fiscal years ended February 29, 2004 and 2003, in which our auditors have included explanatory paragraphs indicating that our recurring net losses, stockholders' deficit, working capital deficit, and negative cash flow from operations cause substantial doubt about our ability to continue as a going concern. By issuing an opinion stating that there is substantial doubt about our ability to continue as a going concern, our auditors have indicated that they are uncertain as to whether we have the capability to continue our operations and, further, in order to avoid ceasing our operations, we must either generate additional revenue and/or raise additional funding. If our recurring operating losses, stockholders' deficit, working capital deficit and negative cash flow from operations continue, our business could be materially adversely affected.

OUR INTEREST IN THE JOINT VENTURE ENTERED WITH MINERA RIO TINTO S.A. DE C.V., A MEXICAN COMPANY ("MRT"), WHICH GOVERNS THE USE OF OUR PROPERTIES IN MEXICO WILL BE REDUCED IF WE ARE UNABLE TO RAISE THE REQUIRED FUNDING FOR THE JOINT VENTURE.

      The joint venture agreement between us and MRT requires we invest cash totaling $1,000,000 by June 30, 2004, and secure a $2,000,000 line of credit for the joint venture within sixty days of signing the joint venture agreement. The $1,000,000 investment will be reduced by $57,500 and $170,000 previously advanced, plus accrued interest, upon commencement of the joint venture. MRT will contribute the properties. The joint venture is to be owned 60% by our wholly owned subsidiary and 40% by MRT, however, should we fail to secure the line of credit, our interest shall be reduced to 30% and the interest of MRT shall be increased to 70%. We were in default of the agreement, as we did not fulfill our required investment of $1,000,000 by June 30, 2004 and did not secure a line of credit for $2,000,000. The date for obtaining the $1,000,000 investment has been extended to November 10, 2004 and the date for obtaining the $2,000,000 line of credit has been extended until November 30, 2004.

OUR JOINT VENTURE PARTNER, MRT, HAS ENTERED INTO AGREEMENT WITH THE OWNER OF THE MEXICAN PROPERTIES THAT WE ARE EXPLORING AND IF SUCH AGREEMENT IS TERMINATED, WE WOULD BE REQUIRED TO CEASE OUR OPERATIONS

      MRT entered an agreement with Corporative Minero, S.A. DE C.V. on January 12, 2004 by which it acquired the right to explore and exploit the Cieneguita mines and purchase the mines for $2,000,000. MRT also agreed to pay the owner a royalty of $20 per ounce of gold produced and sold from the sale of gold. However, in the event that the price of gold is in excess of $400, then MRT is required to pay an additional $.10 per each ounce for every dollar over $400. If this agreement is terminated for any reason, our results of operations may be negatively impacted and we may be forced to cease operations.

IF WE DO NOT OBTAIN FINANCING WHEN NEEDED, OUR BUSINESS WILL FAIL

      Our current operating funds will cover our exploration program. In order for us to perform any further exploration or extensive testing we will need to obtain additional financing. As of August 31, 2004, we had cash in the amount of approximately $365,955. We currently do not have any income. Our business plan calls for significant expenses in connection with the exploration of our mineral claims. We will also require additional financing if the costs of the exploration of our mineral claim are greater than anticipated. We will require additional financing to sustain our business operations if we are not successful in earning revenues once exploration is complete. If our exploration programs are successful in discovering ore of commercial tonnage and grade, we will require additional funds in order to place our mineral claims into commercial production. We currently do not have any arrangements for additional financing and we may not be able to obtain financing when required. Obtaining additional financing would be subject to a number of factors, including the market prices for minerals and the costs of exploring for or mining these materials. These factors may make the timing, amount, terms or conditions of additional financing unavailable to us.

BECAUSE WE HAVE NOT COMMENCED BUSINESS OPERATIONS, WE FACE A HIGH RISK OF BUSINESS FAILURE DUE TO OUR INABILITY TO PREDICT THE SUCCESS OF OUR BUSINESS.

      We have just begun the initial stages of exploration of our mineral claims, and thus have no way to evaluate the likelihood that we will be able to operate the business successfully. We recently acquired our wholly owned subsidiary in May 2004 and have only recently commenced our mining activities but have been involved primarily in organizational activities, the acquisition of the mineral claims and obtaining a preliminary summary report on our mineral claims. We have not earned any revenues as of the date hereof from our mining activities.

BECAUSE OF THE UNIQUE DIFFICULTIES AND UNCERTAINTIES INHERENT IN MINERAL EXPLORATION BUSINESS, WE FACE A HIGH RISK OF BUSINESS FAILURE.

      Potential investors should be aware of the difficulties normally encountered by new mineral exploration companies and the high rate of failure of such enterprises. The likelihood of success must be considered in light of the problems, expenses, difficulties, complications and delays encountered in connection with the exploration of the mineral properties that we plan to undertake. These potential problems include, but are not limited to, unanticipated problems relating to exploration, and additional costs and expenses that may exceed current estimates.

BECAUSE WE ANTICIPATE OUR OPERATING EXPENSES WILL INCREASE PRIOR TO OUR EARNING REVENUES, WE MAY NEVER ACHIEVE PROFITABILITY

      Prior to completion of our exploration stage, we anticipate that we will incur increased operating expenses without realizing any revenues. We therefore expect to incur significant losses into the foreseeable future. We recognize that if we are unable to generate significant revenues from the exploration of our mineral claims and the production of minerals thereon, if any, we will not be able to earn profits or continue operations. There is no history upon which to base any assumption as to the likelihood that we will prove successful, and we may not be able to generate any operating revenues or ever achieve profitable operations. If we are unsuccessful in addressing these risks, our business will most likely fail.

BECAUSE OF THE SPECULATIVE NATURE OF EXPLORATION OF MINERAL CLAIMS, THERE IS SUBSTANTIAL RISK THAT NO COMMERCIALLY EXPLOITABLE MINERALS WILL BE FOUND AND THIS BUSINESS WILL FAIL

      The search for valuable minerals as a business is extremely risky. Our mineral claims may not contain commercially exploitable deposits of gold and silver. Exploration for minerals is a speculative venture necessarily involving substantial risk. The expenditures to be made by us in the exploration of the mineral claims may not result in the discovery of commercial quantities of ore. Problems such as unusual or unexpected formations and other conditions are involved in mineral exploration and often result in unsuccessful exploration efforts. In such a case, we would be unable to complete our business plan.

BECAUSE OF THE INHERENT DANGERS INVOLVED IN MINERAL EXPLORATION, THERE IS A RISK THAT WE MAY INCUR LIABILITY OR DAMAGES AS WE CONDUCT OUR BUSINESS

      The search for valuable minerals involves numerous hazards. As a result, we may become subject to liability for such hazards, including pollution, cave-ins and other hazards against which we cannot insure or against which we may elect not to insure. The payment of such liabilities may have a material adverse effect on our financial position.

AS WE UNDERTAKE EXPLORATION OF OUR MINERAL CLAIMS, WE WILL BE SUBJECT TO COMPLIANCE WITH GOVERNMENT REGULATION THAT MAY INCREASE THE ANTICIPATED COST OF OUR EXPLORATION PROGRAM

      There are several governmental regulations that materially restrict mineral exploration or exploitation. We will be subject to local mining laws in Mexico as we carry out our exploration program. We may be required to obtain work permits, post bonds and perform remediation work for any physical disturbance to the land in order to comply with these regulations. While our planned exploration program budgets for regulatory compliance, there is a risk that new regulations could increase our costs of doing business and prevent us from carrying our exploration program.

RISKS RELATING TO OUR CURRENT FINANCING ARRANGEMENT:

THERE ARE A LARGE NUMBER OF SHARES UNDERLYING OUR SECURED CONVERTIBLE DEBENTURES, WARRANTS AND ADDITIONAL INVESTMENT RIGHTS THAT MAY BE AVAILABLE FOR FUTURE SALE AND THE SALE OF THESE SHARES MAY DEPRESS THE MARKET PRICE OF OUR COMMON STOCK.

      As of November 8, 2004, we had 86,894,324 shares of common stock issued and outstanding and secured convertible debentures outstanding or an obligation to issue secured convertible debentures that may be converted into an estimated 13,500,000 shares of common stock at current market prices, 21,361,095 outstanding warrants and an additional investment right to purchase 13,500,000 shares of common stock. In addition, the number of shares of common stock issuable upon conversion of the outstanding secured convertible debentures may increase if the market price of our stock declines. All of the shares, including all of the shares issuable upon conversion of the debentures and upon exercise of our warrants and additional investment rights, may be sold without restriction. The sale of these shares may adversely affect the market price of our common stock.

THE CONTINUOUSLY ADJUSTABLE CONVERSION PRICE FEATURE OF OUR SECURED CONVERTIBLE DEBENTURES COULD REQUIRE US TO ISSUE A SUBSTANTIALLY GREATER NUMBER OF SHARES, WHICH WILL CAUSE DILUTION TO OUR EXISTING STOCKHOLDERS.

      The conversion price for our secured convertible debentures is $.10 per share. In the event that our intraday trading price during any 20 trading day period is less than $.10 for ten nonconsecutive or consecutive days, then the conversion price will be the lesser of $.10 or 80% of the average of the lowest three intraday trading prices during the 20 trading days prior to such conversion. If this were to occur, our obligation to issue shares upon conversion of our secured convertible debentures is essentially limitless. The following is an example of the amount of shares of our common stock that are issuable, upon conversion of the debentures and assuming that our intraday trading price during any 20 trading day period is less than $.10 for ten nonconsecutive or consecutive days, based on market prices 25%, 50% and 75% below $0.10.

                                                  Number               % of
% Below      Price Per       With Discount       of Shares          Outstanding
Market         Share            at 20%           Issuable             Stock
------         ------           ------           ----------         -----------
 25%           $.0750           $.0600           22,500,000           20.57%
 50%           $.0500           $.0400           33,750,000           27.97%
 75%           $.0250           $.0200           67,500,000           43.72%

      As illustrated, the number of shares of common stock issuable upon conversion of our secured convertible debentures will increase if the market price of our stock declines, which will cause dilution to our existing stockholders.

THE CONTINUOUSLY ADJUSTABLE CONVERSION PRICE FEATURE OF OUR SECURED CONVERTIBLE DEBENTURES MAY ENCOURAGE INVESTORS TO MAKE SHORT SALES IN OUR COMMON STOCK, WHICH COULD HAVE A DEPRESSIVE EFFECT ON THE PRICE OF OUR COMMON STOCK.

      In the event that our intraday trading price during any 20 trading day period is less than $.10 for ten nonconsecutive or consecutive days, the secured convertible debentures are convertible into shares of our common stock at a 20% discount to the trading price of the common stock prior to the conversion. The significant downward pressure on the price of the common stock as the selling stockholder converts and sells material amounts of common stock could encourage short sales by investors. This could place further downward pressure on the price of the common stock. The selling stockholder could sell common stock into the market in anticipation of covering the short sale by converting their securities, which could cause the further downward pressure on the stock price. In addition, not only the sale of shares issued upon conversion or exercise of notes, warrants and options, but also the mere perception that these sales could occur, may adversely affect the market price of the common stock.

THE ISSUANCE OF SHARES UPON CONVERSION OF THE SECURED CONVERTIBLE DEBENTURES AND EXERCISE OF OUTSTANDING WARRANTS AND ADDITIONAL INVESTMENT RIGHTS MAY CAUSE IMMEDIATE AND SUBSTANTIAL DILUTION TO OUR EXISTING STOCKHOLDERS.

      The issuance of shares upon conversion of the secured convertible debentures and exercise of warrants and additional investment right may result in substantial dilution to the interests of other stockholders since the selling stockholders may ultimately convert and sell the full amount issuable on conversion. Although the selling stockholders may not convert their secured convertible debentures and/or exercise their warrants if such conversion or exercise would cause them to own more than 4.99% of our outstanding common stock, this restriction does not prevent the selling stockholders from converting and/or exercising some of their holdings and then converting the rest of their holdings. In this way, the selling stockholders could sell more than this limit while never holding more than this limit. There is no upper limit on the number of shares that may be issued which will have the effect of further diluting the proportionate equity interest and voting power of holders of our common stock, including investors in this offering.

IN THE EVENT THAT OUR STOCK PRICE DECLINES, THE SHARES OF COMMON STOCK ALLOCATED FOR CONVERSION OF THE SECURED CONVERTIBLE DEBENTURES AND REGISTERED PURSUANT TO THIS PROSPECTUS MAY NOT BE ADEQUATE AND WE MAY BE REQUIRED TO FILE A SUBSEQUENT REGISTRATION STATEMENT COVERING ADDITIONAL SHARES. IF THE SHARES WE HAVE ALLOCATED AND ARE REGISTERING HEREWITH ARE NOT ADEQUATE AND WE ARE REQUIRED TO FILE AN ADDITIONAL REGISTRATION STATEMENT, WE MAY INCUR SUBSTANTIAL COSTS IN CONNECTION THEREWITH.

      Based on our current market price and the potential decrease in our market price as a result of the issuance of shares upon conversion of the secured convertible debentures, we have made a good faith estimate as to the amount of shares of common stock that we are required to register and allocate for conversion of the convertible debentures. As we do not currently have the required amount of shares available, we may be required to file an additional registration statement after we have increased our authorized common stock. Accordingly, we will allocate and register approximately 27,000,000 shares to cover the conversion of the secured convertible debentures. In the event that our stock price decreases, the shares of common stock we have allocated for conversion of the secured convertible debentures and are registering hereunder may not be adequate. If the shares we have allocated to the registration statement are not adequate and we are required to file an additional registration statement, we may incur substantial costs in connection with the preparation and filing of such registration statement.

IF WE ARE REQUIRED FOR ANY REASON TO REPAY OUR OUTSTANDING SECURED CONVERTIBLE DEBENTURES, WE WOULD BE REQUIRED TO DEPLETE OUR WORKING CAPITAL, IF AVAILABLE, OR RAISE ADDITIONAL FUNDS. OUR FAILURE TO REPAY THE SECURED CONVERTIBLE DEBENTURES, IF REQUIRED, COULD RESULT IN LEGAL ACTION AGAINST US, WHICH COULD REQUIRE THE SALE OF SUBSTANTIAL ASSETS.

      In August 2004, we entered into a Securities Purchase Agreement for the sale of an aggregate of $1,350,000 principal amount of secured convertible debentures with an original issue discount of 25%. The secured convertible debentures are due and payable one year from the date of issuance, unless sooner converted into shares of our common stock. Although we currently have $675,000 secured convertible debentures outstanding, the investors are obligated to purchase additional secured convertible debentures in the aggregate amount of $675,000. In addition, any event of default could require the early repayment of the secured convertible debentures, including a the accruing of interest on the outstanding principal balance of the debentures if the default is not cured with the specified grace period. We anticipate that the full amount of the secured convertible debentures will be converted into shares of our common stock, in accordance with the terms of the secured convertible debentures. If we are required to repay the secured convertible debentures, we would be required to use our limited working capital and raise additional funds. If we were unable to repay the notes when required, the note holders could commence legal action against us and foreclose on all of our assets to recover the amounts due. Any such action would require us to curtail or cease operations.

RISKS RELATING TO OUR COMMON STOCK:

IF WE FAIL TO REMAIN CURRENT ON OUR REPORTING REQUIREMENTS, WE COULD BE REMOVED FROM THE OTC BULLETIN BOARD WHICH WOULD LIMIT THE ABILITY OF BROKER-DEALERS TO SELL OUR SECURITIES AND THE ABILITY OF STOCKHOLDERS TO SELL THEIR SECURITIES IN THE SECONDARY MARKET.

      Companies trading on the OTC Bulletin Board, such as us, must be reporting issuers under Section 12 of the Securities Exchange Act of 1934, as amended, and must be current in their reports under Section 13, in order to maintain price quotation privileges on the OTC Bulletin Board. If we fail to remain current on our reporting requirements, we could be removed from the OTC Bulletin Board. As a result, the market liquidity for our securities could be severely adversely affected by limiting the ability of broker-dealers to sell our securities and the ability of stockholders to sell their securities in the secondary market.

OUR COMMON STOCK IS SUBJECT TO THE "PENNY STOCK" RULES OF THE SEC AND THE TRADING MARKET IN OUR SECURITIES IS LIMITED, WHICH MAKES TRANSACTIONS IN OUR STOCK CUMBERSOME AND MAY REDUCE THE VALUE OF AN INVESTMENT IN OUR STOCK.

      The Securities and Exchange Commission has adopted Rule 15g-9 which establishes the definition of a "penny stock," for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require:

        o that a broker or dealer approve a person's account for transactions in penny stocks; and
        o the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

In order to approve a person's account for transactions in penny stocks, the broker or dealer must:

        o obtain financial information and investment experience objectives of the person; and
        o make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the Commission relating to the penny stock market, which, in highlight form:

        o sets forth the basis on which the broker or dealer made the suitability determination; and
        o that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Generally, brokers may be less willing to execute transactions in securities subject to the "penny stock" rules. This may make it more difficult for investors to dispose of our common stock and cause a decline in the market value of our stock.

      Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

                                 USE OF PROCEEDS

      This prospectus relates to shares of our common stock that may be offered and sold from time to time by the selling stockholders. We will not receive any proceeds from the sale of shares of common stock in this offering. However, we will receive the sale price of any common stock we sell to the selling stockholder upon exercise of the warrants or additional investment right. We expect to use the proceeds received from the exercise of the warrants, if any, for general working capital purposes.

            MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

      Our Common Stock is traded on the OTC Bulletin Board, referred to herein as the OTCBB, under the symbol "SBAQ". The following table sets forth the high and low bid prices of our Common Stock, as reported by the OTCBB for each quarter since January 1, 2002. The quotations set forth below reflect inter-dealer prices, without retail mark-up, markdown or commission and may not represent actual transactions.

----------------------------------------------------------------------------------------------------------------------
Common Stock                 Fiscal 2004                       Fiscal 2003                      Fiscal 2002
----------------------------------------------------------------------------------------------------------------------
                        High              Low             High             Low             High             Low
----------------------------------------------------------------------------------------------------------------------
1st Quarter                    .29              .18             .09              .04              .32             .08
----------------------------------------------------------------------------------------------------------------------
2nd Quarter                    .26              .06             .08              .05              .22             .04
----------------------------------------------------------------------------------------------------------------------
3rd Quarter*                   .19              .08             .11              .04              .09             .03
----------------------------------------------------------------------------------------------------------------------
4th Quarter                    N/A              N/A             .26              .05              .08             .04
----------------------------------------------------------------------------------------------------------------------

*Through November 8, 2004

      As of November 8, 2004, there were approximately 194 holders of record of our common stock.

      We have appointed Corporate Stock Transfer, 3200 Cherry Creek Drive South, Ste. 430, Denver, CO 80209, as transfer agent for our shares of common stock.

EQUITY COMPENSATION PLAN INFORMATION

      As of February 29, 2004, we had the following securities authorized for issuance under the equity compensation plans:

                                                                                                             Number of securities
                                                                                                             remaining available
                                                              Number of Securities   Weighted-average        for future issuance
                                                                to be issued upon     exercise price             under equity
                                                                  exercise of         of outstanding         compensation plans
                                                              outstanding options,   options, warrants      (excluding securities
                                                              warrants and rights       and rights          reflected in column
Plan Category
Equity compensation plans approved by security holders                    --                   --                      --
Equity compensation plans not approved by security holders         4,900,000                $.027                     -0-
Total                                                              4,900,000                $.027                     -0-

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                             AND PLAN OF OPERATIONS

      Some of the information in this Form SB-2 contains forward-looking statements that involve substantial risks and uncertainties. You can identify these statements by forward-looking words such as "may," "will," "expect," "anticipate," "believe," "estimate" and "continue," or similar words. You should read statements that contain these words carefully because they:

      o     discuss our future expectations;
      o contain projections of our future results of operations or of our financial condition; and
      o     state other "forward-looking" information.

      We believe it is important to communicate our expectations. However, there may be events in the future that we are not able to accurately predict or over which we have no control. Our actual results and the timing of certain events could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth under "Risk Factors," "Business" and elsewhere in this prospectus. See "Risk Factors."

Overview

      We are a start-up, exploration stage company and have not yet generated or realized any revenues from our mining business operations, which we recently commenced in May 2004. We must raise additional cash in order to implement our plan and stay in business.

      Our continued existence and plans for future growth depend on our ability to obtain the additional capital necessary to operate, through the generation of revenue and the issuance of additional debt or equity. While we believe that we have sufficient resources to continue in business for the next 12 months, we may not be able to continue in business beyond that date unless we obtain additional capital to pay our bills. Except for the gross proceeds in the amount of $675,000 we are to receive in connection with the Securities Purchase Agreement entered in August 2004, our management has not made a commitment of financial support to meet future obligations and we have not generated any revenues and no revenues are anticipated unless and until mineralized material is discovered on the properties that we have an interest in. Accordingly we must raise cash from other than the sale of mineralized materials. We will be conducting research in connection with the exploration of our properties. We are not planning to buy or sell any plant or significant equipment.

Plan of Operations

      Our business plan is to proceed with the exploration of our Mexican mineral properties to determine whether there are commercially exploitable reserves of gold, silver or other metals.

      We have planned a pre-drilling exploration program on our Cieneguita Property with the goal of identifying drill targets for a subsequent drilling program. We expect the cost to be approximately $131,000. The proposed pre-drilling exploration program would include reviewing available data to create a structural mineralization framework, visits to similar geologies in region for comparative and information purposes, detailed soil and rock sampling, resampling existing trenches, the extension of existing trenches, the creation of new trenches, and ground-based geophysics.

      We have also planned preliminary exploration programs, budgeted at approximately $343,000 on our Guazapares Property. These preliminary exploration programs have the goal of determining whether subsequent exploration is warranted and would include reviewing available data to create a structural mineralization framework, visits to similar geologies in region for comparative and information purposes, detailed soil and rock sampling, and ground-based geophysics.

      Although our properties have been mined in the past, we are presently in the exploration stage and there is no assurance that a commercially viable mineral deposit, a reserve, exists in any of our properties until further exploration is done and a comprehensive evaluation concludes economic and legal feasibility.

      We anticipate that the pre-drilling exploration program on our Cieneguita Property will be completed within the next six months and the preliminary exploration programs on our Guazapares Property will be completed within the next six months.

      Once we receive results from these exploration programs, we will assess whether to proceed to any further exploration phases. In making this determination, we will make an assessment as to whether the results are sufficiently positive to enable us to obtain the financing necessary to proceed.

      We did not earn any revenues during the fiscal year ended February 29, 2004 or the six months ended August 31, 2004 in connection with our mining activities. We do not anticipate earning revenues until such time as we have entered into commercial production of our mineral properties. We are presently in the exploration stage of our business and we can provide no assurance that we will discover commercially exploitable levels of mineral resources on our properties, or if such resources are discovered, that we will enter into commercial production of our mineral properties. We generated $13,580 in revenues during the year ended February 29, 2004 and $24,580 for the year ended February 28, 2003, which such revenue was associated with our ballasts business, which has been discontinued.

      We incurred operating expenses in connection with our discontinued operations the amount of $365,961 for the year ended February 29, 2004 and a net loss in the amount of $356,961. Our loss for this fiscal year was attributable to operating expenses, professional fees, consulting fees and administrative expenses. In addition, we incurred expenses of $162,818 and $742,500 in connection with the acquisition of resource properties during the six months ended August 31, 2004. We incurred a net loss of $1,048,235 during the six months ended August 31, 2004.

Liquidity and Capital Resources

      We remain in the development stage. Since inception we have undergone two unsuccessful business combinations, which have caused us to incur significant liabilities and which have resulted in the accumulation of a substantial deficit during the development stage. As of August 31, 2004, we have total current assets of $381,316, total current liabilities of $736,116, and a deficit of $ (3,051,662) accumulated in the development stage.

      We had cash on hand of $365,955 as of August 31, 2004 primarily as a result of our receipt of net proceeds from two private placement securities offerings and after funding a total of $252,500 to a joint venture in which our wholly-owned subsidiary, Sierra Minerals and Mining, Inc., is a party.
Subsequent to the end of the quarter, on September 1, 2004, we funded an additional $230,000 to the same joint venture.

      During the quarter ended August 31, 2004, we completed a private placement offering of units which it had commenced during the previous quarter. As of May 31, 2004, we have received subscriptions for a total of 1,991,350 units at $0.10 per unit. During the quarter ended August 31, 2004, the Company received subscriptions for an additional 19,745 units. Each unit sold in this offering consisted of one share of common stock and one warrant to purchase an additional share of common stock at a price of $0.20 per share at any time during the twelve months following the date of issuance. We received a total of $196,135 in net proceeds from this offering.

      During the current quarter we also received net proceeds of $347,500 from the offer and sale of Secured Convertible Debentures pursuant to a Securities Purchase Agreement dated August 25, 2004. The Securities Purchase Agreement dated August 25, 2004, is between our company and Bristol Investment Fund, Ltd., Alpha Capital AG and Stonestreet LP. Pursuant to the Securities Purchase Agreement, the investors agreed to purchase up to $1,350,000 in face amount of Secured Convertible Debentures from us. The Secured Convertible Debentures will not bear interest but will be issued at a 26% discount to the face amount. Accordingly, the cash purchase price for the full $1,350,000 face amount of the debentures will be $1,000,000. The debentures will be due and payable in full one year from the date of issuance.

      On August 30, 2004, we received net proceeds of $347,500 as a result of the initial closing under the Securities Purchase Agreement. At the initial closing, the investors paid $408,333 for purchase of Secured Convertible Debentures issued by us in the face amount of $551,250. Finders fees, commissions and other offering expenses totaling $60,833 were paid out of the gross offering proceeds, which resulted in net proceeds to the Company of $347,500.

      As previously reported, on May 25, 2004, we completed a share exchange transaction with Sierra Minerals and Mining, Inc, a Nevada corporation. Sierra is a party to a joint Venture Agreement with Mineral Rio Tinto S.A. de C.V., a Mexican company ("MRT"), pursuant to which Sierra and MRT have agreed to explore and, if feasible, develop certain mining properties, which MRT has the option to acquire. The properties are located in the state of Chihuahua, Mexico. Due to the uncertainty of the future revenue to be generated from this property the cost of the acquisition of $430,000, the expenses of the 6 million options of $60,000 and deposits of $252,500 have been charged to operations for the six months ending August 31, 2004.

      Pursuant to the terms of the Joint Venture Agreement between Sierra and MRT, Sierra was required to invest cash totalling $1,000,000 into the joint venture by June 30, 2004, and was also required to secure a $2,000,000 line of credit for the joint venture within sixty days of signing the joint venture agreement. At the time of completion of its share exchange with Sierra, the Company agreed to assist Sierra in meeting its financial obligations under the Joint Venture Agreement.

      As of August 31, 2004, Sierra was in default under the terms of the joint venture agreement as a result of its failure to satisfy its financial obligations. As of that date, (and as of September 1, 2004, when it funded the additional $230,000 it received from the Company as of that date) it had not obtained the required $2,000,000 line of credit and it had not funded $1,000,000 in cash. However, on October 1, 2004, subsequent to the end of the current quarter, Sierra signed an extension agreement pursuant to which the deadline for funding of an additional $517,500 (the balance of the original $1,000,000 commitment after applying the $482,500 funded to date) and to obtain the required $2,000,000 line of credit would be extended to November 30, 2004.

      We plan to continue with its efforts to assist Sierra in satisfying its financial obligations to the joint venture. We intend to fund Sierra out of any net proceeds we receive as a result of subsequent closings under the Securities Purchase Agreement. We may also seek to raise additional capital through other private placement offering or through debt financing. We also intend to continue seeking potential sources for the $2,000,000 line of credit.

      Should we not be able to obtain further financing to meet its funding obligations of an additional $517,500 (the balance of the original $1,000,000 commitment after applying the $482,500 funded to date) and to obtain the required $2,000,000 line of credit, the joint venture agreement may be terminated by MRT.

                                    BUSINESS

BACKGROUND

      We were incorporated under the laws of the State of Colorado on August 27, 1997. We were initially formed to seek out and acquire business opportunities. In accordance with our business plan, we engaged in the acquisition of Prologic Systems, Inc. in 1999 and HollywoodBroadcasting.com, Inc. in 2000 of which neither has resulted in the acquisition of a viable operating business. In addition, we have focused over the past two years on development of a business related to the marketing, distribution and sale of digital electronic ballasts, through our wholly-owned Canadian subsidiary, Sunburst Digital, Inc. However, due to problems with quality and delivery of the ballasts from the manufacturer, we have also sought other opportunities. On May 25, 2004, subsequent to the end of the fiscal year, we completed a share exchange transaction with Sierra Minerals and Mining, Inc., a Nevada corporation ("Sierra"), pursuant to which Sierra became our wholly-owned subsidiary. Through our new subsidiary, we now intend to seek to develop several mining properties in Mexico. We have ceased all operations relating to the sale of digital electronic ballasts.

      We are in the exploration stage and will be in the exploration stage until we achieve significant revenues from operations. In an exploration stage company, management devotes most of its activities in acquiring and developing mineral properties. There is no assurance that a commercially viable mineral deposit exists on any of our properties. Further exploration will be required before a final evaluation as to the economic and legal feasibility is determined. Our ability to emerge from the exploration stage with respect to our planned principal business activity is dependent upon our ability to attain profitable operations. There is no guarantee that we will be able to identify, acquire or develop mineral properties that will produce profitability. Moreover, if a potential mineral property is identified which warrants acquisition or participation, additional funds may be required to complete the acquisition or participation, and we may not be able to obtain such financing on terms which are satisfactory to us. There is substantial doubt regarding our ability to continue as a going concern. Our management's plans for our continuation as a going concern include financing our operations through sales of our unregistered common stock. If we are not successful with our plans, investors could then lose all or a substantial portion of their investment.

JOINT VENTURE

      Through the Joint Venture Agreement entered by our wholly owed subsidiary, we are engaged in the exploration and development of two gold mines located in the State of Chihuahua, Mexico: the Cieneguita property and the Guazapares property. In addition, we intend to identify and option additional gold and silver properties within the Chihuahua region if possible.

      On May 3, 2004 we entered into a Share Exchange Agreement and the shareholders of Sierra, which closed on May 25, 2004. In consideration for the all of the outstanding and issued shares of Sierra, we issued the shareholders of Sierra 43,000,000 shares of our common stock. As a result of this transaction, Sierra became our wholly-owned subsidiary.

      Sierra is a party to a Joint Venture Agreement (the "JV Agreement"), dated April 26, 2004 and amended on June 1, 2004, by and between Sierra and Minera Rio Tinto S.A. de C.V., a Mexican company ("MRT"), pursuant to which Sierra and MRT have agreed to explore and, if feasible, develop two mining properties, which MRT has the option to acquire. The properties are located in the State of Chihuahua, Mexico. Mr Ayub, a director of our company, is the President of MRT.

      The JV agreement between Sierra and MRT requires Sierra to invest cash totaling $1,000,000 by June 30, 2004, and to secure a $2,000,000 line of credit for the joint venture within sixty days of signing the joint venture agreement. The $1,000,000 investment will be reduced by $57,500 and $170,000 previously advanced, plus accrued interest, upon commencement of the joint venture. MRT will contribute the properties. The joint venture is to be owned 60% by Sierra and 40% by MRT, however, should Sierra fail to secure the line of credit, its interest shall be reduced to 30% and the interest of MRT shall be increased to 70%. We are in default of the agreement, as we did not fulfill our required investment of $1,000,000 by June 30, 2004 and did not secure a line of credit for $2,000,000. The date for obtaining the $1,000,000 investment has been extended to November 10, 2004 and the date for obtaining the $2,000,000 line of credit has been extended until November 30, 2004.

PRINCIPAL PRODUCT

      Our principal product is the exploration, and if warranted, sale of precious minerals. Since our properties have yet to be explored by us there is no guarantee any ore body will ever be found.

CIENEGUITA MINES

Introduction

      Cieneguita Mines, Chihuahua, Mexico will be the first mine that we intend to explore and bring back into production, if possible. We believe this mine has proven reserves and considerable infrastructure in order to return it to production on an economical basis.

History

      The Cieneguita mines were in production in the past. Over a four-year period the Cieneguita Gold Mine was operated by Mineral Glamis La Cieneguita S. De R.L. De C.V. ("Glamis"), a subsidiary of the Canadian company Glamis Gold LTD (GLG.T). In 1995, Glamis mined and processed, 198,000 metric tons with a 2.33 gpt grade. Due to the fact the Cieneguita Gold Mine is a medium size gold deposit, Glamis decided to stop production two years ago as it was not within its objectives of develop and operate gold deposits containing at least one million gold ounces. MRT entered an agreement with Corporative Minero, S.A. DE C.V. on January 12, 2004 by which it acquired the right to explore and exploit the Cieneguita mines and purchase the mines for $2,000,000. MRT also agreed to pay the owner a royalty of $20 per ounce of gold produced and sold from the sale of gold. However, in the event that the price of gold is in excess of $400, then MRT is required to pay an additional $.10 per each ounce for every dollar over $400.

Mine Location

      The Cieneguita Gold Mine is located in Cieneguita Lluvia De Oro, Municipality of Urique, in SW Chihuahua State, Mexico. The total distance from Chihuahua City is 375 Km and it is located in an area of canyons called the Baja Tarahumara. Cieneguita's geographical coordinates are 27(0) 08' Latitude North, 108(0) 01' Longitude West.

Geology

      The mining potential existing in the Cieneguita mine region is significant. There have been many small and medium size mines in operation in the Cieneguita mine region during the past fifty years and some of them are still operating at present.

      A total of 51 diamond drill holes (6,700 meters) defined an auriferous zone approximately 1,000 meters long by 200 wide, on such a zone two ore bodies were drilled during 1981 and 1982. Later, two drilling programs were performed, during 1994, 135 holes were drilled and 62 drill holes during 1997. Both programs confirmed the delineation of the two ore bodies and more information was obtained in order to do a more confidential ore reserves estimate. The initial mining operation conducted by our company will focus in extracting and processing the oxide and mixed ore reserves by the heap leach method.

Infrastructure

      The Cieneguita mine region is accessible is by road, railroad or air. The town site has the following services - cellular phone, radio communication (CB), a tiny health center and elementary school. Water for human consumption comes from nearby springs. By air from Chihuahua City it is a one and a half hour flight. The site can also be accessed by railroad from Chihuahua City or by road.

Claim Status and Licensing

      The mining concessions of this project cover a total area 822 Hectares. The leases are located 20km away from El Sauzal project, owned and being developed by Glamis and are adjacent to mining claims owned by Dia Bras. The project is permitted and has a complete environmental study.

Budget

      We estimate that a proposed pre-drilling program on the Cieneguita Property will cost approximately $131,000 with the goal of identifying drill targets for a subsequent drilling program. This proposed pre-drilling program would include reviewing available data to create a structural mineralization framework, visits to similar geologies in region for comparative and information purposes, detailed soil and rock sampling, resampling existing trenches, the extension of existing trenches, the creation of new trenches, and ground-based geophysics.

GUAZAPARES PROPERTY

Introduction

      We believe that Guazapares Mines, Chihuahua, Mexico will be the second mine in our portfolio to go into production. In addition to known reserves, additional exploration will be undertaken on this site.

History

      Mining operations were commenced on this site in the 17th century. Most of the production on this site came from high-grade vein deposits mined by crude underground methods. The main Guazapares breccia veins were discovered in about 1830. The major period of production was from 1870 to 1900 when there were four silver pan amalgamation mills in operation. Although the deposits contain both gold and silver, the early mills could not recover the gold as it is very fine and occurs along cleavage planes in the pyrite. The mills of the time could only process the oxidized portions of the veins, and the unoxidized, sulfide-bearing material was usually left in the mines as pillars. The principal mine owner died in 1890, after which the mines of Guazapares slowly sank into disrepair and closed by 1900. In 1905, a US company consolidated most of the properties and reopened some of the mine workings. The company ran into financial difficulties during 1907 and work halted. Ramon Valenzuela then acquired the properties and operated a five stamp mill until 1912. From 1958 to 1968, the Alaska-Juneau Gold Mining Company operated a 150 ton/day flotation mill and developed the San Luis Mine. A 270-meter deep inclined shaft was sunk to exploit the deposit. Noranda Exploration, Inc. briefly optioned concessions in the area in the early 1990's. Kennecott optioned the core concessions in 1993-94 and drilled a few holes in one of the concessions. MRT either owns are has an option to purchase the claims located in the Guazapares Mines. If the exploration is successful on the optioned claims, then MRT intends to exercise its option and acquire the claim.

Mine Location

      Guazapares is in the mining district with a history of large ore deposits. The project is located in the in the Barranca section of Chihuahua State in Mexico, at the interphase between the two main volcanic groups that conform the bulk of the Sierra Madre Occidental. The exact location is 220 km to the SW of Chihuahua city, in the geographic coordinates 27(0) 34'30" LN and 108(0) 18'15" LW.

Geology

      Recent drilling indicated gold resources in three different mineralized structures. These structures are open in various directions and by drilling the extensions; we believe additional ore reserves will be discovered. Exploration will focus in defining an ore deposit big enough to attract the attention of major companies and to delineate an ore reserve that can support a profitable mid sized mining operation.

      The Guazapares district is underlain by both the lower and upper volcanic series that form most of the Sierra Madre Occidental. It is believed that the volcanics uncomformably overlay Lower Cretaceous limestone and were deposited onto an erosional surface with low to moderate relief.

      The lower volcanic series is considered to be Upper Cretaceous-Lower Tertiary in age and is composed of subaerial andesite-rhyolite flows and tuff. North of Guazapares, along the Chinipas River, the basal sequence of the lower section contains a thick section of a coarse-grained, massive rhyodacite tuff that is overlain by fluvially reworked andesite with conglomerate-grit interbeds. It is not known if the basal rhyodacite extends south to the Guazapares district.

      The lower volcanic series is the host rock of epithermal precious-base metal deposits in the Sierra Madre Occidental. The mineral systems generally occur at or near the top of the series and are often associated with rhyolite stocks and/or flow domes that occur at the top of the lower volcanic series. These domes may represent the earliest stage of the upper series volcanism. The feeder stocks and dikes may be hydrothermally altered and weakly mineralized. The bulk of upper volcanic series is largely ost-mineral and caps the partially eroded mineral systems. It is Middle Tertiary in age and is composed of felsic airfall tuff and ash flows.

Mineral Deposits

      Guazapares is an epithermal silver-gold system that is fairly typical for the Sierra Madre Occidental. Historically, the whole region has been a silver producer, but the area of Guazapares has mined and placered only gold with silver as a byproduct.

      The mineralization is fault-controlled and is hosted in andesite at the top of the lower volcanic sequence. The Sierra Madre epithermal deposits exhibit a strong vertical zonation with high gold-silver-lead values near the top of the system that grade downward into a central silver-lead-zinc (gold) zone, which in turn, grades downward int a copper-zinc massive sulfide vein root zone. The various descriptions of the district lead us to believe that the top of the system is exposed in the historic workings and that the mineralization will probably continue to a vertical depth of 300-500 meters below surface, with what we believe will be improved silver and perhaps decreasing gold grades.

      The mineralization is most often described as hydrothermally altered phyrite-galena+sphalerite bearing breccia zones with altered rock and vein fragments that are cut by a fine stockwork of quartz-sulfide veinlets. One to several 0.5-2 meter wide, well-defined blue quartzpyrite-glaena+sphalerite veins cut the breccia. The hanging wall is usually fractured and hydrothermally altered with a gradational contact. The breccia vein footwall is usually well defined.

      The alteration types mentioned by other workers included propylitization, argillization and silicification. Propylitization appears to be the most common alteration present and is noted by chlorite, adularia, calcite, epidote and isseminated pyrite. Silicification occurs in the breccia vein and fractured hanging wall. The oxidized alteration tends to form prominent red to brown stains.

Infrastructure

      Guazapares has the infrastructure in place to support a mining operation. It has power, water, railroad transportation and road access all year round. It can be accessed via airplane to the Temoris or La Currita Mine airstrips, or by land using the Chihuahua-El Pacifico railroad from Chihuahua, Chih. (10 - 12 hours) or Los Mochis, Sin. (6 hours) to the station Temoris, from where a 26 km dirt road goes to the project passing through the towns of Temoris and Guazapares. There is trained labor for mining available in the area.

Exploration Targets

      We have selected several targets to commence drilling for their ease to put back into production and for their potential yield in accordance with the revenue projections of our company.

Claim Status & Licensing

      Minera Rio Tinto, our joint venture partner, owns and controls, through options with third parties, close to 90% of the mining claims in the district around Guazapares. Other claims can be optioned if mineralized structures with good geological potential are identified in areas not controlled by Minera Rio Tinto. The best-known structures in this area are already in claims controlled by Minera Rio Tinto.

Budget

      We estimate that a proposed pre-drilling program on the Guazapares Property will cost approximately $343,000 with the goal of identifying drill targets for a subsequent drilling program. This proposed pre-drilling program would include reviewing available data to create a structural mineralization framework, visits to similar geologies in region for comparative and information purposes, detailed soil and rock sampling, resampling existing trenches, the extension of existing trenches, the creation of new trenches, and ground-based geophysics.

EMPLOYEES

      We currently have no employees and have no current plans to hire employees. Instead, we rely on members of management to handle all matters related to business development and business operations.

DESCRIPTION OF PROPERTY

      We currently maintains a mailing address at 541 Howe Street, Suite 300, Vancouver, BC, Canada BC V6C 2C2. Our telephone number at that address is (604) 684-1755. We pay no rent for use of this mailing address.

      We have an interest in the Cieneguita property and the Guazapares property each described above.

LEGAL PROCEEDINGS

      We are not a party to any pending legal proceedings and no such proceedings are known to be contemplated.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

      Our executive officers and directors and their respective ages and positions as of November 8, 2004 are as follows:

----------------------------------------------------------------------------------------------------------------------
Name                                     Age                                    Position
----------------------------------------------------------------------------------------------------------------------
Terry Fields                             60                                     President, Secretary and Director
----------------------------------------------------------------------------------------------------------------------
Mario Ayub                               51                                     Chief Executive Officer, Chief
                                                                                Financial Officer and Director
----------------------------------------------------------------------------------------------------------------------

      Directors  are  elected  to  serve  until  the  next  annual   meeting  of
stockholders and until their successors are elected and qualified. Currently there are five seats on our board of directors.

      Directors serve without cash compensation and without other fixed remuneration. Officers are elected by the Board of Directors and serve until their successors are appointed by the Board of Directors. Biographical resumes of each officer and director are set forth below.

Biographical Information of Directors and Executive Officers follows:

TERRY FIELDS - PRESIDENT, SECRETARY AND DIRECTOR

Mr. Fields is an inactive attorney in the State of California and has been a solo-practitioner during the last five years. Mr. Fields has been a licensed attorney since June 15, 1969, and he has been a director for the following public companies: Regent Ventures (2000-2003); American Power Technology Inc. (1995 - 1998); Bishop Gold Inc. (February 2003 - present); Apogee Minerals Ltd (February 1992 - present); and High Desert Mineral Resources Inc. (1989-2002).

MARIO AYUB - DIRECTOR

Mr. Ayub has served as the President of Minera Rio Tinto S.A. de C.V., a Mexican company since 1994, and from 1997 to 2001 he was a director on the Board of Metalline Mining Company and Sheffield Resources. He graduated in 1976 from the Universidad Iberoamericana in Mexico City with a degree in chemical engineering, and he has complete post-graduate studies in metallurgy at Comision de Fomento Minero and South Dakota University.

CODE OF ETHICS

      We have adopted a Code of Ethics and Business Conduct for Officers, Directors and Employees that applies to all of our officers, directors and employees.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      Section 16(a) of the Securities Exchange Act of 1934, as amended, and the regulations of the Securities and Exchange Commission promulgated thereunder, require our directors, executive officers and persons who own more than 10% of a registered class of our equity securities to file reports of ownership and changes in ownership with the Securities and Exchange Commission, and provide us with copies of such reports. Based solely on a review of the copies of the reports furnished to us, or written representations that no reports were required to be filed, we believe that during the fiscal year ended May 31, 2004 all Section 16(a) filing requirements applicable to our directors, officers, and greater than 10% beneficial owners were complied with.

                             EXECUTIVE COMPENSATION

      The following table sets forth executive compensation for fiscal years ended February 29, 2004, 2003 and 2002. We have not paid any salaries or bonuses to any of our officers from our inception through the date hereof. All of our executive officers also serve as officers of and are paid by our operating subsidiary. We refer to all of these officers collectively as our "named executive officers."

                           SUMMARY COMPENSATION TABLE

                                  ANNUAL COMPENSATION     LONG TERM COMPENSATION

                                                              SECURITIES
                                        SALARY                UNDERLYING
NAME AND PRINCIPAL POSITION      YEAR   ($)(1)   BONUS ($)    OPTIONS (#S)

Terry Fields                     2004     ---      ---              ---
President, Secretary             2003     ---      ---          600,000
and Director                     2002     ---      ---              ---

      No officer or director received any cash remuneration from our Company during the fiscal year. In March 2002, we adopted a Stock Compensation Plan for the benefit of directors, officers, employees, consultants and advisors. On or about March 1, 2003, the Board granted Terry Fields, our President an option to acquire a total of up to 600,000 shares at an exercise price of $0.03 per share. The option is valid for a period of 10 years from the date of its grant.

OPTIONS GRANTS DURING THE LAST FISCAL YEAR

      We did not grant options to our named executive officers during the year ended February 29, 2004.

AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR

      None of the named executive officers exercised options during the year ended February 29, 2004.

DIRECTOR COMPENSATION

      We do not currently compensate our directors for their services as directors. Directors are reimbursed for their reasonable out-of-pocket expenses incurred with attending board or committee meetings.

EMPLOYMENT AGREEMENTS

      We presently do not have any employment agreements

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

      During the quarter ending May 31, 2004, we completed a share exchange with the shareholders of Sierra Minerals and Mining, Inc. ("Sierra"). Pursuant to the terms of the share exchange agreement, we issued 43,000,000 shares of our common stock in exchange for all of the outstanding shares of Sierra. As a result, Sierra became a wholly owned subsidiary of our company. Sierra is incorporated in the state of Nevada. Sierra had no activities, other than minor organizational charges, and no operations other than having an option to acquire an interest in a property in Mexico.

      Sierra is a party to a joint venture agreement with Minera Rio Tinto S.A. de C.V. ("MRT"), a Mexican company, pursuant to which Sierra and MRT have agreed to explore and develop, if feasible, certain mining properties in the State of Chihuahua, Mexico. Mr Ayub, a director of our company, has served as the President of MRT since 1994. We have loaned, on behalf of Sierra, a total of $227,500 to MRT. Of this amount, $167,500 is pursuant to an unsecured promissory note payable due August 31, 2004 with interest at 8% per annum. In addition, at February 28, 2004, we loaned $57,500 pursuant to an unsecured promissory note payable, due April 9, 2004 at a rate of 8%. The remaining funds of $2,500 have no terms and are non-interest bearing. The amounts loaned are not recoverable. Should Sierra fail to complete the terms of the option agreement as discussed below, Sierra will lose all right to the loaned amount. As such, we wrote off the $57,500 previously advanced at February 28, 2004, as well as the $170,000 loaned to MRT during the first quarter ended May 31, 2004, for a total charge to operations of $227,500.

      The joint venture agreement between Sierra and MRT requires Sierra to invest cash totaling $1,000,000 by June 30, 2004, and to secure a $2,000,000 line of credit for the joint venture within sixty days of signing the joint venture agreement. The $1,000,000 investment will be reduced by $57,500 and $170,000 previously advanced, plus accrued interest, upon commencement of the joint venture. MRT will contribute the properties. The joint venture is to be owned 60% by Sierra and 40% by MRT, however, should Sierra fail to secure the line of credit, its interest shall be reduced to 30% and the interest of MRT shall be increased to 70%. We are in default of the agreement, as we did not fulfill our required investment of $1,000,000 by June 30, 2004 and did not secure a line of credit for $2,000,000. We are currently looking for an extension on the agreement.

                      CHANGES IN OUR CERTIFYING ACCOUNTANT

      On or about June 17, 2004, Comiskey & Co., Denver, Colorado, notified us that effective as of July 9, 2004, it was resigning as our auditor for the fiscal year ending February 28, 2005, and subsequent years because of the partner rotation requirements of the Sarbanes-Oxley Act of 2002.

      The reports of Comiskey & Co. on our financial statements for the fiscal years ending February 29, 2004 and February 28, 2003 did not contain any adverse opinion or disclaimer of opinion and were not qualified or modified as to audit scope or accounting principle; provided, however, Comiskey & Co. included a paragraph in our financial statements stating that it was uncertain as to our ability to continue as a going concern. During the two most recent fiscal years (ended February 29, 2004 and February 28, 2003) and during the subsequent interim period from March 1, 2004 until its date of resignation, there have been no disagreements with Comiskey & Co. on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure. There were no reportable events, as described in Item 304(a)(1)(v) of Regulation S-K, during our two most recent fiscal years (ended February 29, 2004 and February 28, 2003) and from March 1, 2004 to the date of its resignation.

      On July 15, 2004, our Board of Directors engaged the firm of Pannell Kerr Forster, Vancouver, Canada, Independent Registered Public Accounting Firm, 7 th Floor, Marine Building, 355 Burrard Street, Vancouver, B.C. ,Canada V6C 2G8, as independent accountant to audit our financial statements for the period ending February 28, 2005.

      During the two most recent fiscal years (ended February 29, 2004 and February 28, 2003), and from March 1, 2004 to July 15, 2004, neither our company nor anyone on its behalf consulted with Pannell Kerr Forster, Vancouver, Canada, Independent Registered Public Accounting Firm, regarding the application of accounting principles to a specified transaction whether completed or uncompleted, the type of audit opinion that might be rendered on the Company's financial statements or as to any matter that was either the subject of a disagreement with the previous independent auditor or was a reportable event.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

      The following table sets forth information regarding the beneficial ownership of our common stock as of November 8, 2004. The information in this table provides the ownership information for:

      o each person known by us to be the beneficial owner of more than 5% of our Common Stock;

      o     each of our directors;

      o     each of our executive officers; and

      o     our executive officers and directors as a group.

      Beneficial ownership has been determined in accordance with the rules and regulations of the SEC and includes voting or investment power with respect to the shares. Unless otherwise indicated, the persons named in the table below have sole voting and investment power with respect to the number of shares indicated as beneficially owned by them. Common stock beneficially owned and percentage ownership is based on 86,894,324 shares outstanding on November 8, 2004, and assuming the exercise of any options or warrants or conversion of any convertible securities held by such person, which are presently exercisable or will become exercisable within 60 days after November 8, 2004.

--------------------------------------------------------------------------------------------------------
Name and Address                         Number of Shares Beneficially Owned    Percent of Class
--------------------------------------------------------------------------------------------------------
Charles Malette                          13,500,000                             15.53%
1550 35 th Avenue West
Vancouver, B.C.
Canada, V6M1H2
--------------------------------------------------------------------------------------------------------
Terry Fields (1)                         600,000(3)                             *
No. 3 Poipu Drive
Honolulu, HI 96825
--------------------------------------------------------------------------------------------------------
Mario Ayub(1)                            21,500,000                             24.74%
Pascual Orozco# 2117-A
Chihuahua, Chih. 31310
Mexico
--------------------------------------------------------------------------------------------------------
Patrick Kephart (2)                      10,166,666                             11.70%
424 East Central Blvd., Ste. 342
Orlando, FL 32801
--------------------------------------------------------------------------------------------------------
All officers and directors as a          22,100,000                             25.43%
group
--------------------------------------------------------------------------------------------------------

*Less than one percent

(1) Officer and/or director of our company.

(2) Includes the following shares of which Mr. Kephart may be deemed to be the beneficial owner: (i) 5,733,333 shares owned by Tenfold Services Incorporated, which is beneficially owned by the trustee of an irrevocable trust of which Mr. Kephart is the grantor and also one of the beneficiaries of which Mr. Kephart has no power to vote, buy or sell these shares; (ii) 716,667 shares owned by Liberty Management, LLC Defined Benefit Plan, which is an ERISA-qualified plan with a third party administrator and Mr. Kephart is the Managing Member of Liberty Management, LLC ("Liberty Management"); (iii) 358,333 shares owned by Jack F. Kephart - UTMA, of which Mr. Kephart is the grantor; (iv) 358,333 shares owned by Annabelle S. Kephart - UTMA, of which Mr. Kephart is the grantor; and (v) an option to acquire up to 3,000,000 shares of our common stock for a purchase price of $0.01 per share at any time on or before May 25, 2009.

(3) Represents 600,000 shares issuable upon exercise of a stock option.

                   DESCRIPTION OF SECURITIES TO BE REGISTERED

COMMON STOCK

      We are authorized to issue up to 200,000,000 shares of common stock, no par value. As of November 8, 2004, there were 86,894,324 shares of common stock outstanding. Holders of the common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Holders of common stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of funds legally available therefor. Upon the liquidation, dissolution, or winding up of our company, the holders of common stock are entitled to share ratably in all of our assets which are legally available for distribution after payment of all debts and other liabilities and liquidation preference of any outstanding common stock. Holders of common stock have no preemptive, subscription, redemption or conversion rights. The outstanding shares of common stock are validly issued, fully paid and nonassessable.

      We have appointed Corporate Stock Transfer, 3200 Cherry Creek Drive South, Ste. 430, Denver, CO 80209, as transfer agent for our shares of common stock.

                 INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

      Our Certificate of Incorporation, as amended, provide to the fullest extent permitted by Colorado law, our directors or officers shall not be personally liable to us or our shareholders for damages for breach of such director's or officer's fiduciary duty. The effect of this provision of our Certificate of Incorporation, as amended, is to eliminate our rights and our shareholders (through shareholders' derivative suits on behalf of our company) to recover damages against a director or officer for breach of the fiduciary duty of care as a director or officer (including breaches resulting from negligent or grossly negligent behavior), except under certain situations defined by statute. We believe that the indemnification provisions in our Articles of Incorporation, as amended, are necessary to attract and retain qualified persons as directors and officers.

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act" or "Securities Act") may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

                              PLAN OF DISTRIBUTION

      Each Selling Stockholder (the "Selling Stockholders") of our common stock and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on the trading market or any other stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. A selling stockholder may use any one or more of the following methods when selling shares:

            o ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

            o block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

            o purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

            o an exchange distribution in accordance with the rules of the applicable exchange;

            o     privately negotiated transactions;

            o settlement of short sales entered into after the date of this prospectus;

            o broker-dealers may agree with the Selling Stockholders to sell a specified number of such shares at a stipulated price per share;

            o     a combination of any such methods of sale;

            o     through the writing or  settlement of options or other hedging
                  transactions,   whether   through  an  options   exchange   or
                  otherwise; or

            o     any other method permitted pursuant to applicable law.

      The Selling Stockholders may also sell shares under Rule 144 under the Securities Act of 1933, as amended (the "Securities Act"), if available, rather than under this prospectus.

      Broker-dealers engaged by the Selling Stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. Each Selling Stockholder does not expect these commissions and discounts relating to its sales of shares to exceed what is customary in the types of transactions involved.

      In connection with the sale of our common stock or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The Selling Stockholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

      The Selling Stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each Selling Stockholder has informed the Company that it does not have any agreement or understanding, directly or indirectly, with any person to distribute the Common Stock.

      We are required to pay certain fees and expenses incurred by our company incident to the registration of the shares. We have agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

      Because Selling Stockholders may be deemed to be "underwriters" within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. Each Selling Stockholder has advised us that they have not entered into any agreements, understandings or arrangements with any underwriter or broker-dealer regarding the sale of the resale shares. There is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the Selling Stockholders.

      We agreed to keep this prospectus effective until the earlier of (i) the date on which the shares may be resold by the Selling Stockholders without registration and without regard to any volume limitations by reason of Rule 144(e) under the Securities Act or any other rule of similar effect or (ii) all of the shares have been sold pursuant to the prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

      Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to our common stock for a period of two business days prior to the commencement of the distribution. In addition, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of our common stock by the Selling Stockholders or any other person. We will make copies of this prospectus available to the Selling Stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale.

                                   PENNY STOCK

      The Securities and Exchange Commission has adopted Rule 15g-9 which establishes the definition of a "penny stock," for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require:

      o that a broker or dealer approve a person's account for transactions in penny stocks; and
      o the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

      In order to approve a person's account for transactions in penny stocks, the broker or dealer must

      o obtain financial information and investment experience objectives of the person; and
      o make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

      The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the Commission relating to the penny stock market, which, in highlight form:

      o sets forth the basis on which the broker or dealer made the suitability determination; and
      o that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

      Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

                              SELLING STOCKHOLDERS

      The table below sets forth information concerning the resale of the shares of common stock by the selling stockholders. We will not receive any proceeds from the resale of the common stock by the selling stockholders. We will receive proceeds from the exercise of the warrants unless the selling stockholders exercise the warrants on a cashless basis. Assuming all the shares registered below are sold by the selling stockholders, none of the selling stockholders will continue to own any shares of our common stock.

      The following table also sets forth the name of each person who is offering the resale of shares of common stock by this prospectus, the number of shares of common stock beneficially owned by each person, the number of shares of common stock that may be sold in this offering and the number of shares of common stock each person will own after the offering, assuming they sell all of the shares offered.

                       Total Shares of     Total         Shares of       Beneficial     Percentage of   Beneficial     Percentage of
                       Common Stock        Percentage    Common Stock    Ownership      Common Stock    Ownership      Common Stock
                       Issuable Upon       of Common     Included in     Before         Owned Before    After the      Owned After
                       Conversion of       Stock,        Prospectus(1)   the Offering*  Offering*       Offering (5)   Offering (5)
          NAME         Debentures,         Assuming
                       Additional          Full
                       Investment Rights   Conversion
                       and/or Warrants
---------------------- ------------------- ------------- --------------- -------------- --------------- -------------- -------------
Bristol Investment       13,500,000        13.45%           Up to           4,563,758(2)      4.9%      --             --
Fund, Ltd. (3)                                            27,000,000
                                                          shares of
                                                            common
                                                          stock (4)

Alpha Capital            13,500,000        13.45%           Up to           4,563,758(2)      4.9%      --             --
Aktiengesellschaft                                       27,000,000
(3)                                                       shares of
                                                           common
                                                          stock (4)

Stonestreet Limited      13,500,000        13.45%           Up to           4,563,758(2)      4.9%      --             --
Partnership (3)                                           27,000,000
                                                          shares of
                                                            common
                                                          stock (4)

Bristol Capital           1,500,000         1.70%            Up to          1,500,000        1.70%      --             --
LLC(6                                                     3,000,000
                                                          shares of
                                                            common
                                                           stock (6)


                                       32

Liberty Management        3,000,000         3.39%           Up to           3,000,000        3.39%      --             --
LLC(7)                                                     3,000,000
                                                           shares of
                                                            common
                                                           stock (7)

T.R. Winston &              435,000            **            Up to            435,000           **      --             --
Company, LLC(8)                                           435,000
                                                          shares of
                                                            common
                                                          stock (8)

Diana Derycz-Kessler      3,915,000         4.31%            Up to          3,915,000        4.31%      --             --
(9)                                                       3,915,000
                                                          shares of
                                                            common
                                                          stock (9)

477291 BC Ltd.(10)          200,000            **            Up to            200,000           **      --             --
                                                           200,000
                                                          shares of
                                                            common
                                                           stock (10)

Jason Sunda(11)             400,000            **            Up to            400,000           **      --             --
                                                           400,000
                                                          shares of
                                                            common
                                                          stock (11)

Lance Morgan(12)            500,000            **            Up to            200,000           **      --             --
                                                            500,000
                                                          shares of
                                                            common
                                                          stock (12)

CGK Capital, LLC(13)        722,190            **            Up to            722,190           **      --             --
                                                            722,190
                                                          shares of
                                                             common
                                                          stock (13)

NBCN Place du               200,000            **            Up to            200,000           **      --             --
Canada (14)                                                200,000
                                                          shares of
                                                            common
                                                         stock (14)


                                       33

Dean Duke (15)              200,000            **           Up to             200,000           **      --             --
                                                           200,000
                                                          shares of
                                                            common
                                                          stock (15)

Douglas Casey(16)           800,000            **           Up to             800,000           **      --             --
                                                           800,000
                                                          shares of
                                                            common
                                                          stock (16)

Sanovest Holdings(17)       500,000            **           Up to             500,000           **      --             --
                                                           500,000
                                                          shares of
                                                            common
                                                          stock (17)

Dhir Enterprises(18)        500,000            **           Up to             500,000           **      --             --
                                                           500,000
                                                           shares of
                                                            common
                                                           stock (18)

* These columns represents the aggregate maximum number and percentage of shares that the selling stockholders can own at one time (and therefore, offer for resale at any one time) due to their 4.9% limitation with respect to the remaining selling stockholders. **Less than one percent.

      The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares as to which the selling stockholders has sole or shared voting power or investment power and also any shares, which the selling stockholders has the right to acquire within 60 days. The actual number of shares of common stock issuable upon the conversion of the convertible debentures is subject to adjustment depending on, among other factors, the future market price of the common stock, and could be materially less or more than the number estimated in the table.

(1) Includes a good faith estimate of the shares issuable upon conversion of the secured convertible debentures based on current market prices and a good faith estimate of the shares issubale upon exercise of the warrants and additional investment right, subject to antidilution and price protection. Because the number of shares of common stock issuable upon conversion of the secured convertible debentures is dependent in part in certain circumstances upon the market price of the common stock prior to a conversion, the actual number of shares of common stock that will be issued upon conversion may fluctuate daily and cannot be determined at this time. Further, the

(2) The actual number of shares of common stock offered in this prospectus, and included in the registration statement of which this prospectus is a part, includes such additional number of shares of common stock as may be issued or issuable upon conversion of the convertible debentures and exercise of the warrants and additional investment rights by reason of any stock split, stock dividend or similar transaction involving the common stock, in accordance with Rule 416 under the Securities Act of 1933. However, the selling stockholders have contractually agreed to restrict their ability to convert their convertible debentures or exercise their warrants and additional investment rights and receive shares of our common stock such that the number of shares of common stock held by them in the aggregate and their affiliates after such conversion or exercise does not exceed 4.9% of the then issued and outstanding shares of common stock as determined in accordance with Section 13(d) of the Exchange Act. Accordingly, the number of shares of common stock set forth in the table for the selling stockholders exceeds the number of shares of common stock that the selling stockholders could own beneficially at any given time through their ownership of the convertible debentures and the warrants. In that regard, the beneficial ownership of the common stock by the selling stockholder set forth in the table is not determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended.

(3) Bristol Investment Fund, Ltd. is a private investment fund that is owned by its investors and managed by Bristol Capital Advisors, LLC (f/k/a Bristol DLP,
LLC). Paul Kessler is the manager of Bristol Capital Advisors, LLC, and as such has voting and investment control over the securities held by Bristol Investment Fund, Ltd. Mr. Kessler disclaims beneficial ownership of these securities. Alpha Capital Aktiengesellschaft is a private investment fund that is owned by all its investors and managed by Mr. Konrad Ackerman. Mr. Konrad Ackerman may be deemed the control person of the shares owned by such entity, with final voting power and investment control over such shares. Stonestreet Limited Partnership is a private investment fund that is owned by all its investors and managed by Ms. Libby Leonard and Mr. Michael Finkelstein. Ms. Libby Leonard and Mr. Michael Finkelstein may be deemed control persons of the shares owned by such entity, with final voting power and investment control over such shares.

(4) Such figure represents (i) 9,000,000 shares of common stock that are issuable upon exercise of the secured convertible debentures issued pursuant to the August 2004 financing; (ii) 9,000,0000 shares of common stock issuable upon exercise of the common stock purchase warrants issued in connection with the August 2004 financing; and (iii) 9,000,000 shares of common stock issuable upon exercise of the additional investment right issued in connection with the August 2004 financing.

(5) Assumes that all securities registered will be sold.

(6) Paul Kessler is the manager of Bristol Capital, LLC, and as such has voting and investment control over the securities held by Bristol Capital, LLC. Mr. Kessler disclaims beneficial ownership of these securities. Such figure represents 3,000,000 shares of common stock underlying a secured convertible debenture convertible at $.02 per share.

(7) Patrick Kephart is the sole member of Liberty Management, LLC, and as such has voting and investment control over the securities held by Liberty
Management, LLC. Such figure represents 1,500,000 shares of common stock and 1,500,000 shares of common stock underlying a common stock purchase warrant exercisable at $.01 per share.

(8) Such figure represents 435,000 shares of common stock underlying a common stock purchase warrant exercisable at $.01 per share.

(9) Such figure represents 3,915,000 shares of common stock underlying a common stock purchase warrant exercisable at $.01 per share.

(10) Such figure represents 100,000 shares of common stock and 100,000 shares of common stock underlying a common stock purchase warrant exercisable at $.20 per share. John Norton is the beneficial owner of the shares owned by 477291 BC Ltd.

(11) Such figure represents 200,000 shares of common stock and 200,000 shares of common stock underlying a common stock purchase warrant exercisable at $.20 per share.

(12) Such figure represents 250,000 shares of common stock and 250,000 shares of common stock underlying a common stock purchase warrant exercisable at $.20 per share.

(13) Such figure represents 361,095 shares of common stock and 361,095 shares of common stock underlying a common stock purchase warrant exercisable at $.20 per share. David Galland is the beneficial owner of the shares owned by CGK Capital.

(14) Such figure represents 100,000 shares of common stock and 100,000 shares of common stock underlying a common stock purchase warrant exercisable at $.20 per share. United European Bank is the beneficial owner of the shares owned by NBCN Place du Canada.

(15) Such figure represents 100,000 shares of common stock and 100,000 shares of common stock underlying a common stock purchase warrant exercisable at $.20 per share.

(16) Such figure represents 400,000 shares of common stock and 400,000 shares of common stock underlying a common stock purchase warrant exercisable at $.20 per share.

(17) Such figure represents 250,000 shares of common stock and 250,000 shares of common stock underlying a common stock purchase warrant exercisable at $.20 per share. Sanowar Family Trust is the beneficial owner of the shares owned by Sanovest Holdings.

(18) Such figure represents 250,000 shares of common stock and 250,000 shares of common stock underlying a common stock purchase warrant exercisable at $.20 per share. Rakesh Dhir is the beneficial owner of the shares owned by Dhir Enterprises.

                     TERMS OF SECURED CONVERTIBLE DEBENTURES

      To obtain funding for our ongoing operations, in August 2004, we entered into a Securities Purchase Agreement with Alpha Capital Aktiengesellschaft, Bristol Investment Fund, Ltd. and Stonestreet Limited Partnership, which are accredited institutional investors for the issuance of an aggregate of $1,350,000 principal amount secured convertible debentures with an original issue discount of 25%. On August 25, 2004, we closed on an aggregate principal amount of $675,000 of secured convertible debentures and received gross proceeds of $500,000. The second closing on an additional $675,000 will be on or before the fifth day following the effective date of this registration statement. The secured convertible debentures are due one year from the date of issuance. The secured convertible debentures are convertible at the option of the holders into our shares of common stock at a fixed conversion price of $0.10 per share. However, in the event that our intraday trading price during any 20 trading day period is less than $.10 for ten nonconsecutive or consecutive days, then the conversion price will be the lesser of $.10 or 80% of the average of the lowest three intraday trading prices during the 20 trading days prior to such conversion.

      In connection with the Securities Purchase Agreement, we also issued warrants to purchase an aggregate of 13,500,000 shares of our common stock and an additional investment right to purchase an aggregate of 13,500,000 shares to the investors. The term of the warrants is five years and the exercise price is $0.12 per share. The additional investment right provides each investor with the right to purchase up to an aggregate of 13,500,000 shares of common stock at $.10 per share for a period equal to the earlier of the six month anniversary of the effective date of this registration statement or the 18 month anniversary of the first closing date of this financing. Furthermore we entered into a Registration Rights Agreement in order to register the above-referenced securities and a Security Agreement that provides the investor with the first priority security interest in certain of our assets. These securities were issued pursuant to an exemption from registration pursuant to Section 4 (2) of the Securities Act of 1933.

      The selling stockholders have contractually agreed to restrict their ability to convert their secured convertible notes or exercise their warrants and receive shares of our common stock such that the number of shares of common stock held by them in the aggregate and their affiliates after such conversion or exercise does not exceed 4.99% of the then issued and outstanding shares of common stock.

      A complete copy of the Securities Purchase Agreement and related documents are filed with the SEC as exhibits to our Form SB-2 relating to this prospectus.

SAMPLE CONVERSION CALCULATION

      The number of shares of common stock issuable upon conversion of the secured convertible debentures is determined by dividing that portion of the principal of the notes to be converted by the conversion price. For example, assuming conversion of $1,350,000 of debentures at the conversion price of $.10 the number of shares issuable upon conversion would be:

$1,350,000/$.10 = 13,500,000 shares

      in the event that our intraday trading price during any 20 trading day period is less than $.10 for ten nonconsecutive or consecutive days, then the conversion price will be the lesser of $.10 or 80% of the average of the lowest three intraday trading prices during the 20 trading days prior to such conversion. The following is an example of the amount of shares of our common stock that are issuable, upon conversion of the debentures and assuming that our intraday trading price during any 20 trading day period is less than $.10 for ten nonconsecutive or consecutive days, based on market prices 25%, 50% and 75% below $0.10.

                                                  Number            % of
% Below     Price Per       With Discount       of Shares        Outstanding
Market        Share            at 20%            Issuable          Stock
-------       ------           ------           ----------         -----
25%           $.0750           $.0600           22,500,000         20.57%
50%           $.0500           $.0400           33,750,000         27.97%
75%           $.0250           $.0200           67,500,000         43.72%

                                  LEGAL MATTERS

      Sichenzia Ross Friedman Ference LLP, New York, New York will issue an opinion with respect to the validity of the shares of common stock being offered hereby.

                                     EXPERTS

      Comiskey & Co., Certified Public Accountants, have audited, as set forth in their report thereon appearing elsewhere herein, the financial statements at February 29, 2004 and February 28, 2003 and for the years then ended that appear in the prospectus. The financial statements referred to above are included in this prospectus with reliance upon the independent registered public accounting firm's opinion based on their expertise in accounting and auditing.

      Pannell Kerr Forster, Vancouver, Canada, Independent Chartered Accountants, have audited, as set forth in their report thereon appearing elsewhere herein, the of Sierra Minerals and Mining Inc.'s financial statements for the period ended June 30, 2004 that appear in the prospectus. The financial statements referred to above are included in this prospectus with reliance upon the independent registered public accounting firm's opinion based on their expertise in accounting and auditing.

                              AVAILABLE INFORMATION

      We have filed a registration statement on Form SB-2 under the Securities Act of 1933, as amended, relating to the shares of common stock being offered by this prospectus, and reference is made to such registration statement. This prospectus constitutes the prospectus of Sunburst Acquisitions IV, Inc., filed as part of the registration statement, and it does not contain all information in the registration statement, as certain portions have been omitted in accordance with the rules and regulations of the Securities and Exchange Commission.

      We are subject to the informational requirements of the Securities Exchange Act of 1934 which requires us to file reports, proxy statements and other information with the Securities and Exchange Commission. Such reports, proxy statements and other information may be inspected at public reference facilities of the SEC at Judiciary Plaza, 450 Fifth Street N.W., Washington D.C. 20549. Copies of such material can be obtained from the Public Reference Section of the SEC at Judiciary Plaza, 450 Fifth Street N.W., Washington, D.C. 20549 at prescribed rates. Because we file documents electronically with the SEC, you may also obtain this information by visiting the SEC's Internet website at http://www.sec.gov.

                          INDEX TO FINANCIAL STATEMENTS

                         SUNBURST ACQUISITIONS IV, INC.

For the Three Months Ended August 31, 2004 and August 31, 2003

         Consolidated Balance Sheets August 31, 2004 (Unaudited)          F-1
         Consolidated Statements of Operations for the three
                  months ended August 31, 2004 and 2003 (Unaudited)       F-2
         Consolidated Statements of Cash Flows For the three months
                  ended August 31, 2004 and 2003 (Unaudited)              F-3
         Notes to the Consolidated Financial Statements (Unaudited)       F-4

For the Years Ended February 29, 2004 and February 28, 2003

         Report of Independent Registered Public Accounting Firm          F-6
         Consolidated Balance Sheets                                      F-7
         Consolidated Statement of Operations                             F-8
         Consolidated Statement of Cash Flows                             F-9
         Consolidated Statement of Stockholders Equity                    F-10
         Notes to Consolidated Financial Statements                       F-11

Financials for Sierra Minerals and Mining Inc.

         Report of Independent Chartered Accountants                      F-16
         Balance Sheet                                                    F-17
         Statement of Loss                                                F-18
         Statement of Stockholders Deficiency                             F-19
         Statement of Cash Flows                                          F-20
         Notes to Financial Statements                                    F-21
         Pro Forma Condensed Consolidated Financial Statements            F-27

SUNBURST ACQUISITIONS IV, INC.
(A DEVELOPMENT STAGE COMPANY)
CONSOLIDATED BALANCE SHEET
AUGUST 31
(UNAUDITED)

================================================================================
                                                                    2004
--------------------------------------------------------------------------------
ASSETS

CURRENT
  Cash                                                         $   365,955
  Accounts receivable                                                8,378
  Other current assets                                               6,983
--------------------------------------------------------------------------------
TOTAL ASSETS                                                   $   381,316
================================================================================

LIABILITIES

CURRENT
  Accounts payable and accrued liabilities                     $    80,619
  Convertible debentures (note 3)                                  581,250
  Notes payable to related parties                                  28,500
  Customer Deposits                                                 45,747
--------------------------------------------------------------------------------
TOTAL LIABILITIES                                                  736,116
--------------------------------------------------------------------------------

STOCKHOLDERS' EQUITY (DEFICIT)

CAPITAL STOCK
  AUTHORIZED
    20,000,000 Preferred stock with no par value
    200,000,000 Common stock with no par value
  ISSUED
    86,618,692 Shares of Common stock                            2,495,978
ADDITIONAL PAID-IN CAPITAL FROM STOCK OPTIONS                      194,375
ADDITIONAL PAID-IN CAPITAL                                              16
DEFICIT ACCUMULATED DURING THE DEVELOPMENT STAGE                (3,051,662)
ACCUMULATED OTHER COMPREHENSIVE INCOME                               6,493
--------------------------------------------------------------------------------
TOTAL STOCKHOLDERS' EQUITY (DEFICIT)                              (354,800)
--------------------------------------------------------------------------------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                     $   381,316
================================================================================

SUNBURST ACQUISITIONS IV, INC.
(A DEVELOPMENT STAGE COMPANY)
CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

======================================================================================================================
                                         Period Ended
                                        from Inception
                                      (August 27, 1997)   Three Months Ended August 31,    Six Months Ended August 31,
                                      to August 31, 2004           2004            2003             2004          2003
----------------------------------------------------------------------------------------------------------------------
REVENUES                                   $    246,395    $          0    $          0    $          0    $    13,579
----------------------------------------------------------------------------------------------------------------------
EXPENSES
   Cost of goods sold                            24,721               0               0               0         10,786
   Selling, general and administrative        1,593,278         114,203           5,565         162,818          3,407
----------------------------------------------------------------------------------------------------------------------
TOTAL EXPENSES                                1,617,999         114,203           5,565         162,818         14,193
----------------------------------------------------------------------------------------------------------------------
NET OPERATING LOSS                           (1,371,604)       (114,203)         (5,565)       (162,818)          (614)
OTHER INCOME AND EXPENSE
   Interest expense                            (186,200)       (142,917)         (1,152)       (142,917)        (2,303)
   Gain on sale of securities                   469,863               0               0               0              0
   Write down of Acquisition of resource
      properties (note 2)                      (742,500)        (85,000)              0        (742,500)             0
----------------------------------------------------------------------------------------------------------------------
NET LOSS FROM CONTINUING OPERATIONS          (1,830,441)       (342,120)         (6,717)     (1,048,235)        (2,917)
DISCONTINUED OPERATIONS
  Loss on disposal
  HollywoodBroadcasting.com                  (2,066,371)              0               0               0              0
  Gain on disposition of discontinued
     operations                                 845,150               0               0               0              0
----------------------------------------------------------------------------------------------------------------------
NET LOSS                                     (3,051,662)       (342,120)         (6,717)     (1,048,235)        (2,917)
ACCUMULATED DEFICIT, BEGINNING OF PERIOD              0      (2,482,042)     (1,642,666)     (2,003,427)    (1,646,466)
----------------------------------------------------------------------------------------------------------------------
ACCUMULATED DEFICIT, END OF PERIOD         $ (3,051,662)   $ (2,824,162)   $ (1,649,383)   $ (3,051,662)   $(1,649,383)
----------------------------------------------------------------------------------------------------------------------
OTHER COMPREHENSIVE INCOME (LOSS)
   Unrealized foreign exchange income
     (loss)                                       6,493          (1,160)         (1,496)         (2,436)        10,114
----------------------------------------------------------------------------------------------------------------------
TOTAL COMPREHENSIVE LOSS                   $ (3,045,169)   $   (343,280)   $     (8,213)   $ (1,050,671)   $     7,197
----------------------------------------------------------------------------------------------------------------------
TOTAL LOSS PER SHARE
   Loss from continuing operations                         $      (0.00)   $      (0.00)   $      (0.02)   $     (0.00)
   Loss from discontinued operations                              (0.00)          (0.00)          (0.00)         (0.00)
   Gain on disposal of discontinued
      operations                                                  (0.00)          (0.00)          (0.00)         (0.00)
----------------------------------------------------------------------------------------------------------------------
TOTAL LOSS                                                 $      (0.00)   $      (0.00)   $      (0.02)   $     (0.00)
----------------------------------------------------------------------------------------------------------------------
WEIGHTED AVERAGE NUMBER OF SHARES OF
  COMMON STOCK OUTSTANDING                                   84,578,702      35,457,597      61,555,963     35,457,597
======================================================================================================================

SUNBURST ACQUISITIONS IV, INC.
(A DEVELOPMENT STAGE COMPANY)
CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

========================================================================================================================
                                                                 Period from Inception
                                                                   (August 27, 1997)         Six Months Ended August 31,
                                                                   to August 31, 2004           2004                2003
------------------------------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES
  Net loss                                                           $(3,051,662)         $(1,048,235)         $ (2,917)
ADJUSTMENTS TO RECONCILE NET INCOME (LOSS) TO NET CASH FLOWS
   Write-off of deposit for exploration expenditures                           0               57,500                 0
   Acquisition of resource properties (note 2)                           490,000              490,000                 0
   Discount on Convertible Debentures (note 3)                           142,917              142,917                 0
   Gain on sale of securities                                           (469,863)                   0                 0
   Foreign exchange loss, unrealized                                       6,493               (2,436)           10,114
   Issuance of options                                                   225,375                    0                 0
   Depreciation                                                           52,332                    0                 0
   Allowance for doubtful accounts                                        88,360                    0                 0
   Discontinued operations                                              (846,150)                   0                 0
   (Increase) decrease in inventory                                      (57,705)                   0            22,245
   Decrease in other assets                                             (482,240)                (503)          (87,692)
   (Increase) decrease in accounts receivable                            (29,876)                (172)           12,128
   Increase (decrease) in accrued expenses                               150,218                    0             2,302
   Increase in customer deposits                                          45,747                  938            41,712
   Increase in accounts payable                                          183,658               58,426             3,734
------------------------------------------------------------------------------------------------------------------------
NET CASH FLOWS FROM OPERATING ACTIVITIES                              (3,552,396)            (301,565)            1,717
------------------------------------------------------------------------------------------------------------------------
INVESTING ACTIVITIES
    Purchase of investment                                               (22,353)                   0                 0
    Maturity of investment                                                22,353                    0                 0
    Proceeds from sale of securities                                     394,863                    0                 0
    Purchase of property and equipment                                  (208,585)                   0                 0
------------------------------------------------------------------------------------------------------------------------
CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES                          186,278                    0                 0
------------------------------------------------------------------------------------------------------------------------
FINANCING ACTIVITIES
   Proceeds of sale of discontinued operations                             1,000                    0                 0
   Related party debt                                                    691,056                    0                 0
   Proceeds from notes payable to stockholders                           548,191                    0                 0
   Proceeds from notes payable                                           100,500                    0                 0
   Proceeds from convertible debenture                                   438,333              408,333                 0
   Paid-in capital                                                            16                    0                 0
   Stock subscriptions                                                   196,135              196,135                 0
   Proceeds from exercise of options                                      68,000               35,000                 0
   Issuance of common stock                                            1,688,842                5,975                 0
------------------------------------------------------------------------------------------------------------------------
CASH PROVIDED BY FINANCING ACTIVITIES                                  3,732,073              645,443                 0
------------------------------------------------------------------------------------------------------------------------
INFLOW OF CASH AND CASH EQUIVALENTS                                      365,955              343,878             1,717
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD                                 0               22,077             9,577
------------------------------------------------------------------------------------------------------------------------
CASH AND CASH EQUIVALENTS, END OF PERIOD                             $   365,955          $   365,955          $ 11,294
========================================================================================================================

SUNBURST ACQUISITIONS IV, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
SIX-MONTH ENDED AUGUST 31, 2004
(UNAUDITED)
================================================================================

1.    MANAGEMENT'S REPRESENTATION OF INTERIM FINANCIAL INFORMATION

      These unaudited financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information. These financial statements are condensed and do not include all disclosures required for annual financial statements. The organization and business of the Company, accounting policies followed by the Company and other information are contained in the notes to the Company's audited financial statements filed as part of the Company's February 29, 2004 Form 10KSB.

      In the opinion of the Company's management, these financial statements reflect all adjustments necessary to present fairly the Company's financial position at August 31, 2004 and the results of operations for the three-months and six-months ended August 31, 2004 and from inception to August 31, 2004, and the statement of cash flows for the six-months ended August 31, 2004. The results of operations for the three and six months ended August 31, 2004 are not necessarily indicative of the results to be expected for the entire year.

2.    ACQUISITION OF SIERRA MINERALS AND MINING, INC.

      During the quarter ending May 31, 2004, the Company completed a share exchange with the shareholders of Sierra Minerals and Mining, Inc. ("Sierra"). Pursuant to the terms of the share exchange agreement, the Company issued 43,000,000 shares of its common stock in exchange for all of the outstanding shares of Sierra. As a result, Sierra became a wholly owned subsidiary of the Company. The common shares were valued at $0.01 per share. Finder's fees of 6,000,000 options to purchase the same number of shares in the Company at $0.01 per share are payable to non-related parties in connection with this share exchange. The 6 million options have been expensed for $60,000 at $0.01 per share. The options have been issued and 1.5 million options were exercised in the quarter ending August 31, 2004. Sierra is a company incorporated in the state of Nevada that was incorporated just prior to the share exchange with the Company. Sierra had no activities or operations other than having an option to acquire an interest in a property in Mexico, as noted below. Due to the uncertainty of the future revenue to be generated from this property the cost of the acquisition of $430,000 and the expense of the 6 million options issued of $60,000 have been charged to operations for the six months ending August 31, 2004.

      Sierra is a party to a joint venture agreement with Minera Rio Tinto S.A. de C.V., a Mexican company ("MRT") pursuant to which Sierra and MRT have agreed to explore and develop, if feasible, certain mining properties in the state of Chihuahua, Mexico. During the period the Company loaned a total of $195,000 to MRT pursuant to an unsecured promissory note payable due August 31, 2004 with interest at 8% per annum (the Company had previously funded $57,500 during the year ended February 29, 2004 under similar terms) to be applied to the $1,000,000 funding requirement as stated below. Due to the uncertainty of the future revenue to be generated from this property the $195,000 loan as well as the $57,500 funding were charged to operations along with the $430,000 and $60,000 described above for the six months ending August 31, 2004.

      The joint venture agreement between Sierra and MRT requires Sierra to fund cash totalling $1,000,000 by June 30, 2004, and to secure a $2,000,000 line of credit for the joint venture within sixty days of signing the joint venture agreement. The $1,000,000 funding will be reduced by $57,500 and $195,000 previously funded, plus accrued interest, upon commencement of the joint venture. MRT will contribute the properties. The joint venture is to be owned 60% by Sierra and 40% by MRT, however, should Sierra fail to secure the line of credit, its interest shall be reduced to 30% and the interest of MRT shall be increased to 70%. The Company is in default of the agreement, as it did not fulfil its required funding of $1,000,000 by June 30, 2004 and did not secure a line of credit for $2,000,000. On October 1, 2004, the Company has signed an extension to provide the required funding of $1,000,000 by November 10, 2004. The Company will also have until November 30, 2004, to secure the $2,000,000 line of credit.

SUNBURST ACQUISITIONS IV, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
SIX-MONTH ENDED AUGUST 31, 2004
(UNAUDITED)
================================================================================

3.    CONVERTIBLE DEBENTURES

      On August 25, 2004, the company entered into a Securities Purchase Agreement (the "Agreement"), with Bristol Investment Fund, Ltd., Alpha
      Capital AG and Stonestreet LP (the "Purchasers"). Pursuant to the Agreement, the Purchasers agreed to purchase up to $1,350,000 in face amount of Secured Convertible Debentures (the "Debentures") from the company. The Debentures will not bear interest but will be issued at a 26% discount to the face amount. Accordingly, the cash purchase price for the full $1,350,000 face amount of the Debentures will be $1,000,000. The Debentures will be due and payable in full one year from the date of issuance.

      The Purchasers have the right to convert the full face amount of the Debentures to common stock of the company at a price of $0.10 per share. The conversion price is subject to adjustment in the event the market price of the company's common stock falls below $0.10 per share for 10 days during any consecutive 20 day period. Under the Agreement, the Purchasers will also receive Warrants and Additional Investment Rights to purchase shares of the company's common stock. The Warrants are exercisable at a price of $0.12 per share for a period of 5 years and give the holders the right to purchase the same number of shares as the total number of shares issuable upon conversion of the Debentures. The Additional Investment Rights are exercisable at a price of $0.10 per share and give the holders the right to purchase the same number of shares as the total number of shares issuable upon conversion of the Debentures. The Additional Investment Rights will generally be exercisable for a period of six months following the effective date of a registration statement (the "Registration Statement") to be filed for purposes of registering the common stock underlying the Debentures, the Warrants and the Additional Investment Rights. The company is obligated to file the Registration Statement within 30 days after the initial closing under the Agreement.

      On August 30, 2004, the Company issued $551,250 face amount of Debenture of which $142,917 has been charged as interest. The cash purchase price of the Debenture was $408,333 less finder fees and commissions of $60,833 for net proceeds of $347,500.

4.    COMMON STOCK

      ===================================================================================
                                                            NUMBER
                                                           OF SHARES              AMOUNT
      -----------------------------------------------------------------------------------
      Balance, February 29, 2004                            35,457,597         $1,701,843
      Issued during the period
         Pursuant to private placements                      3,650,000             73,000
         Pursuant to exercise of stock options               1,000,000             20,000
         Pursuant to acquisition of Sierra (note 2)         43,000,000            430,000
      -----------------------------------------------------------------------------------
      Balance, May 31, 2004                                 83,107,597         $2,224,843

SUNBURST ACQUISITIONS IV, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
SIX-MONTH ENDED AUGUST 31, 2004
(UNAUDITED)
================================================================================

4.   COMMON STOCK (CONTINUED)

      ===================================================================================
                                                            NUMBER
                                                           OF SHARES              AMOUNT
      -----------------------------------------------------------------------------------
      Issued during the period
         Pursuant to private placements                      2,011,095            196,135
         Pursuant to exercise of stock options               1,500,000             15,000
         Pursuant to acquisition of Sierra and
           issuance of stock options (note 2)                        0             60,000
      -----------------------------------------------------------------------------------
      Balance, August 31, 2004                              86,618,692         $2,495,978
      ===================================================================================

      During the quarter ended May 31, 2004, the Company completed a private placement of 3,650,000 common shares for total proceeds of $73,000. At February 28, 2004, the Company had received $67,025 of these proceeds and during the quarter ended May 31, 2004 received the remaining $5,975 to complete the private placement.

      During the quarter ended August 31, 2004, the Company completed a private placement of 2,011,095 units at $0.10 per unit. Each unit consists of one share of common stock and one warrant to purchase an additional share of common stock at a price of $0.20 per share at any time during the twelve months following the date of issuance. At August 31, 2004, the Company raised a total of $196,135 through the sale of these units.

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders of
Sunburst Acquisitions IV, Inc.

We have audited the accompanying consolidated balance sheet of Sunburst Acquisitions IV, Inc. and subsidiary (a development stage company) as of February 29, 2004, and the related consolidated statements of operations, stockholders' equity, and cash flows for the year ended February 29, 2004, for the year ended February 28, 2003, and for the period from inception (August 27, 1997) to February 29, 2004. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Sunburst Acquisitions IV, Inc. as of February 29, 2004, and the results of its consolidated operations, cash flows and changes in stockholders' equity for the year ended February 29, 2004, for the year ended February 28, 2003, and for the period from inception (August 27, 1997) to February 29, 2004, in conformity with U.S. generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 6 to the financial statements, the Company has sustained operating losses since its inception and has deficits in working capital and equity which raises substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters, which include a private placement of securities, are also described in Note 6. The financial statements do not include any adjustments related to the recoverability and classification of asset carrying amounts or the amount and classification of liabilities that might result should the Company be unable to continue as a going concern.


Denver, Colorado                              /s/ COMISKEY & CO.

May 24, 2004                                  PROFESSIONAL CORPORATION

                  SUNBURST ACQUISITIONS IV, INC. AND SUBSIDIARY

                          (A DEVELOPMENT STAGE COMPANY)

                                  BALANCE SHEET

                                FEBRUARY 29, 2004

ASSETS
CURRENT ASSETS
Cash and cash equivalents                                                                  $    22,077
Accounts receivable                                                                              8,206
Other current assets                                                                             6,480
                                                                                           -----------
                              Total current assets                                              36,763
                                                                                           -----------
OTHER ASSETS
Investment in Sierra                                                                            57,500
                                                                                           -----------
                              TOTAL ASSETS                                                 $    94,263
                                                                                           -----------
LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
CURRENT LIABILITIES
Accounts payable                                                                           $     6,338
Accrued interest                                                                                15,855
Convertible debenture                                                                           30,000
Notes payable - related parties                                                                 28,500
                                                                                           -----------
                              Total current liabilities                                         80,693
                                                                                           -----------
LONG-TERM LIABILITIES
Customer deposits                                                                               44,809
STOCKHOLDERS' EQUITY (DEFICIT)
Preferred stock, no par value; 20,000,000 shares
                               authorized; no shares issued and outstanding                         --
Common stock, no par value;    200,000,000 shares
                               authorized; 35,457,597 shares issued and outstanding          1,701,843
Additional paid-in capital from stock options                                                  194,375
Additional paid-in capital                                                                          16
Stock subscriptions                                                                             67,025
Deficit accumulated during the development stage                                            (2,003,427)
Accumulated other comprehensive income                                                           8,929
                                                                                           -----------
                                                                                               (31,239)
                                                                                           -----------
                              TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)         $    94,263
                                                                                           -----------

    The accompanying notes are an integral part of the financial statements.

                  SUNBURST ACQUISITIONS IV, INC. AND SUBSIDIARY

                          (A DEVELOPMENT STAGE COMPANY)

                      CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                                  FOR THE PERIOD
                                                                                  FROM INCEPTION     FOR THE YEAR      FOR THE YEAR
                                                                                 (August 27, 1997)       ENDED             ENDED
                                                                                  TO FEBRUARY 29,    FEBRUARY 29,      FEBRUARY 28,
                                                                                       2004              2004              2003
                                                                                   ------------      ------------      ------------
REVENUES                                                                           $    246,395      $     13,580      $     24,580
                                                                                   ------------      ------------      ------------
EXPENSES
    Cost of goods sold                                                                   24,721             8,082            16,639
    Selling, general and administrative                                               1,430,460           357,879           273,795
                                                                                   ------------      ------------      ------------
                                 Total expenses                                       1,455,181           365,961           290,434
NET OPERATING LOSS                                                                   (1,208,786)         (352,381)         (265,854)
OTHER INCOME AND EXPENSE
    Interest expense                                                                    (43,283)           (4,580)           (4,811)
    Gain on sale of securities                                                          469,863                --            69,863
                                                                                   ------------      ------------      ------------
NET LOSS FROM CONTINUING OPERATIONS                                                    (782,206)         (356,961)         (200,802)
DISCONTINUED OPERATIONS
    Loss from operations of HollywoodBroadcasting.com
                                 disposed of (net of income taxes of $0)             (2,066,371)               --                --
    Gain on disposition of discontinued operations (net of income taxes of $0)          845,150                --                --
                                                                                   ------------      ------------      ------------
NET INCOME (LOSS)                                                                    (2,003,427)         (356,961)         (200,802)
Accumulated deficit
    Balance, beginning of period                                                             --        (1,646,466)       (1,445,664)
                                                                                   ------------      ------------      ------------
    Balance, end of period                                                         $ (2,003,427)     $ (2,003,427)     $ (1,646,466)
NET LOSS PER SHARE                                                                 $      (0.02)     $      (0.01)     $      (0.01)
Other comprehensive income (loss)
    Unrealized foreign exchange income (loss)                                      $      8,929      $     14,739      $     (5,810)
OTHER COMPREHENSIVE INCOME (LOSS)                                                  $      8,929      $     14,739      $     (5,810)
TOTAL COMPREHENSIVE INCOME (LOSS)                                                  $ (1,994,498)     $   (342,222)     $   (206,612)
TOTAL COMPREHENSIVE INCOME (LOSS) PER SHARE
    Loss from continuing operations                                                $      (0.02)     $      (0.01)     $      (0.01)
    Loss from discontinued operations                                                     (0.06)               --                --
    Gain on disposal of discontinued operations                                            0.03                --                --
    Other comprehensive income                                                               --                --                --
                                                                                   ------------      ------------      ------------
    Total comprehensive income (loss)                                              $      (0.05)     $      (0.01)     $      (0.01)
WEIGHTED AVERAGE NUMBER OF SHARES OF COMMON STOCK AND
    COMMON STOCK EQUIVALENTS OUTSTANDING                                             33,778,590        35,457,597        33,877,227
                                                                                   ------------      ------------      ------------

    The accompanying notes are an integral part of the financial statements.

                  SUNBURST ACQUISITIONS IV, INC. AND SUBSIDIARY

                          (A DEVELOPMENT STAGE COMPANY)

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                        For the period
                                                                                        from inception    FOR THE YEAR  FOR THE YEAR
                                                                                       (AUGUST 27, 1997)     ENDED         ENDED
                                                                                        TO FEBRUARY 29,   FEBRUARY 29,  FEBRUARY 28,
                                                                                             2004            2004           2003
                                                                                          -----------      ---------      ---------
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss                                                                                  $(2,003,427)     $(356,961)     $(200,802)
Adjustments to reconcile
           net loss to net cash flows
           from operating activities:
                     Gain on sale of securities                                              (469,863)            --        (69,863)
                     Foreign exchange income (loss), unrealized                                 8,929         14,739         (5,810)
                     Issuance of options                                                      225,375        146,055         79,320
                     Depreciation                                                              52,332             --             --
                     Allowance for doubtful accounts                                           88,360             --         88,360
                     Discontinued operations                                                 (846,150)            --             --
                     (Increase) decrease in inventory                                         (57,705)        22,245        (22,245)
                     (Increase) decrease in other assets                                     (481,737)        84,380        (83,089)
                     (Increase) decrease in accounts receivable                               (29,704)        13,038        (34,604)
                     Increase in accrued expenses                                             150,218          4,580          2,311
                     Increase in customer deposits                                             44,809         44,809             --
                     Increase (decrease) in accounts payable                                  125,232             74         (2,250)
                                                                                          -----------      ---------      ---------
                                             Net cash flows from operating activities      (3,193,331)       (27,041)      (248,672)
CASH FLOWS FROM INVESTING ACTIVITIES
           Purchase of investment                                                             (22,353)            --        (22,353)
           Maturity of investment                                                              22,353             --         22,353
           Proceeds from sale of securities                                                   394,863             --         69,863
           Purchase of property and equipment                                                (208,585)            --             --
                                                                                          -----------      ---------      ---------
                                             Net cash flows from investing activities         186,278             --         69,863
CASH FLOWS FROM FINANCING ACTIVITIES
           Proceeds of sale of discontinued operations                                          1,000             --             --
           Related party debt                                                                 691,056             --        (49,500)
           Proceeds from notes payable to stockholders                                        548,191             --             --
           Proceeds from notes payable                                                        100,500             --             --
           Proceeds from convertible debenture                                                 30,000         30,000             --
           Proceeds from exercise of options                                                   33,000             --         33,000
           Stock subscriptions                                                                 67,025         67,025             --
           Paid-in capital                                                                         16             16             --
           Issuance of note receivable                                                        (57,500)       (57,500)            --
           Issuance of common stock                                                         1,615,842             --        204,426
                                                                                          -----------      ---------      ---------
                                             Net cash flows from financing activities       3,029,130         39,541        187,926
                                                                                          -----------      ---------      ---------
NET INCREASE IN CASH
           AND CASH EQUIVALENTS                                                                22,077         12,500          9,117
CASH AND CASH EQUIVALENTS,
           BEGINNING OF PERIOD                                                                     --          9,577            460
                                                                                          -----------      ---------      ---------
CASH AND CASH EQUIVALENTS,
           END OF PERIOD                                                                  $    22,077      $  22,077      $   9,577
                                                                                          -----------      ---------      ---------

    The accompanying notes are an integral part of the financial statements.

                         Sunburst Acquisitions IV, Inc.

                          (a Development Stage Company)

                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY

                                                                                           Deficit
                                              Common stock                               accumulated                      Total
                                              ------------   Additional                  during the         Other      stockholders'
                                 Number of                     paid-in      Stock        development    comprehensive     equity
                                  shares         Amount        capital   subscriptions       stage      income (loss)    (deficit)
                                -----------   ------------  ------------  ------------   ------------   ------------   ------------
Common stock issued for cash:
    April 1999                   15,000,000   $     15,000  $         --  $         --   $         --   $         --   $     15,000
    May 1999                     15,000,000         15,000            --            --             --             --         15,000
    July 1999                     2,500,000          2,500        22,500            --             --             --         25,000
    August 1999                   1,500,000          1,500        13,500            --             --             --         15,000
    September 1999                  136,667            137        81,863            --             --             --         82,000
    October 1999                    100,000            100        59,900            --             --             --         60,000
    November 1999                   376,667            377       225,623            --             --             --        226,000
    December 1999                   546,667            547       327,453            --             --             --        328,000
    January 2000                    521,667            522       312,478            --             --             --        313,000
    February 2000                   150,000            150        89,850            --             --             --         90,000

Net loss for the period ended
February 29, 2000                        --             --            --            --       (536,237)            --       (536,237)
                                -----------   ------------  ------------  ------------   ------------   ------------   ------------
Balance, February 29, 2000       35,831,668         35,833     1,133,167            --       (536,237)            --        632,763
Recapitalization of
    HollywoodBroadcasting.com
December 4, 2000                  9,070,831      1,309,283   (1,133,167)            --             --             --        176,116
Net loss for the year ended
February 28, 2001                        --             --            --            --     (1,630,777)            --     (1,630,777)
                                -----------   ------------  ------------  ------------   ------------   ------------   ------------
Balance, February 28, 2001       44,902,499      1,345,116            --            --     (2,167,014)            --       (821,898)
Cancellation of shares:
December 4, 2000                (15,000,000)            --            --            --             --             --             --
Common stock issued for cash:
    June 2001                       235,000          7,050            --            --             --             --          7,050
    July 2001                       945,000         28,351            --            --             --             --         28,351
    August 2001                     350,000         10,500            --            --             --             --         10,500
    September 2001                  350,000         10,500            --            --             --             --         10,500
    October 2001                    330,000          9,900            --            --             --             --          9,900
Net gain for the year ended
February 28, 2002                        --             --            --            --        721,350             --        721,350
                                -----------   ------------  ------------  ------------   ------------   ------------   ------------
Balance, February 28, 2002       32,112,499      1,411,417            --            --     (1,445,664)            --        (34,247)
Common stock issued for cash:
    September 2002                1,082,098        110,126            --            --             --             --        110,126
    November 2002                   943,000         94,300            --            --             --             --         94,300
Common stock issued
 in exchange of debt:
    September 2002                  220,000         22,000            --            --             --             --         22,000
Options issued:
    March 2002                           --         31,000        31,000            --             --             --         62,000
    June 2002                            --             --        17,320            --             --             --         17,320
Options excercised:
    April 2002                    1,000,000         30,000            --            --             --             --         30,000
    September 2002                  100,000          3,000            --            --             --             --          3,000
Foreign exchange translation
    adjustment                           --             --            --            --             --         (5,810)        (5,810)
Net loss for the year ended
    February 28, 2003                    --             --            --            --       (200,802)            --       (200,802)
                                -----------   ------------  ------------  ------------   ------------   ------------   ------------
Balance, February 28, 2003       35,457,597      1,701,843        48,320            --     (1,646,466)        (5,810)        97,887
Capital contribution                     --             --            16            --             --             --             16
Stock subscriptions                      --             --            --        67,025             --             --         67,025
Options issued:
    March 2003                           --             --       146,055            --             --             --        146,055
Foreign exchange translation
    adjustment                           --             --            --            --             --         14,739         14,739
Net loss for the year ended
    February 29, 2004                    --             --            --            --       (602,206)            --       (602,206)
                                -----------   ------------  ------------  ------------   ------------   ------------   ------------
                                 35,457,597   $  1,701,843  $    194,391  $     67,025   $ (2,248,672)  $      8,929   $   (276,484)
                                -----------   ------------  ------------  ------------   ------------   ------------   ------------

    The accompanying notes are an integral part of the financial statements.

                         SUNBURST ACQUISITIONS IV, INC.

                          (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                FEBRUARY 29, 2004

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

DEVELOPMENT STAGE ACTIVITIES AND BASIS OF PRESENTATION

Sunburst Acquisitions IV, Inc. (a development stage company) (the "Company") was formed to seek out and acquire business opportunities. In August 1999, the Company invested $1,000,000 in Prologic Management Systems, Inc. ("Prologic"), an Arizona corporation in the software industry, in anticipation of a business combination with that company. The agreement to acquire Prologic was terminated prior to its consummation, and the Company charged off the investment to operations in March 2000. Since that time, the Company has entered into an agreement with Prologic to recover a portion of its investment and, to date, has received $325,000 in funds related thereto. (See Note 5).

In December 2000, the Company acquired all of the issued and outstanding common stock of HollywoodBroadcasting.com ("HBC") in exchange for 35,831,668 shares of the Company's stock in a transaction accounted for as a recapitalization of HBC. HBC was incorporated under the laws of the State of Nevada on March 19, 1999. It was created to provide live, daily, interactive programming for the internet. On September 28, 2001, the Company completed the sale of its wholly owned subsidiary HollywoodBroadcasting.com for $1,000 in cash. (See Note 8).

On February 27, 2002, the Company signed an agreement with 1357784 Ontario Ltd. ("EPI") to distribute 1000-watt ballasts. On January 23, 2003, the Company terminated its agreement with EPI and began an agreement with Romlight International, Inc. ("Romlight"), the manufacturer of the ballasts. (See Note
7).

The Company is a new enterprise in the development stage as defined by Statement No. 7 of the Financial Accounting Standards Board, since it has derived only minimal revenues from its activities to date.

ACCOUNTING METHOD

The Company records income and expenses on the accrual method.

FISCAL YEAR

The fiscal year of the Company is February 28.

PRINCIPLES OF CONSOLIDATION

The accompanying financial statements include all of the accounts and activity of Sunburst Acquisitions IV, Inc., and its wholly-owned subsidiary, Sunburst Digital. All intercompany transactions have been eliminated in consolidation.

ACCOUNTS RECEIVABLE

The Company writes off accounts receivable as bad debts when they are determined to be uncollectible. Based on the Company's experience, this practice approximates treatment under GAAP. For certain notes and interest receivables, an allowance has been recorded to reflect the fair value of the assets.

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

FINANCIAL INSTRUMENTS

Unless  otherwise  indicated,   the  fair  value  of  all  reported  assets  and
liabilities that represent financial instruments (none of which are held for trading purposes) approximate the carrying values of such amount.

ADVERTISING COSTS

Costs associated with advertising are expensed in the year incurred.

STATEMENTS OF CASH FLOWS

For purposes of the statements of cash flows, the Company considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents.

LOSS PER SHARE

Loss per share has been calculated based upon the weighted average shares outstanding.

IMPAIRMENT OR DISPOSAL OF LONG-LIVED ASSETS

In August 2001, the FASB issued Statement No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" ("FAS 144"). FAS 144 clarifies the accounting for the impairment of long-lived assets and for long-lived assets to be disposed of, including the disposal of business segments and major lines of business. The Company has implemented FAS 144 for this fiscal year. Long-lived assets are reviewed when facts and circumstances indicate that the carrying value of the asset may not be recoverable. When necessary, impaired assets are written down to estimated fair value based on the best information available. Estimated fair value is generally based on either appraised value or measured by discounting estimated future cash flows. Considerable management judgment is necessary to estimate discounted future cash flows. Accordingly, actual results could vary significantly from such estimates.

See Note 7 for discussion of evaluation of deposit on merchandise and subsequent impairment write-down for the fiscal year ending February 29, 2004.

USE OF ESTIMATES

The preparation of the Company's financial statements in conformity with generally accepted accounting principles requires the Company's management to make estimates and assumptions that effect the amounts reported in these financial statements and accompanying notes. Actual results could differ from those estimates.

CONSIDERATION OF OTHER COMPREHENSIVE INCOME ITEMS

SFAS No. 130 - Reporting Comprehensive Income, requires companies to present comprehensive income (consisting primarily of net income plus other direct equity changes and credits) and its components as part of the basic financial statements.

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

STOCK-BASED COMPENSATION

SFAS No. 123 - Accounting for Stock-Based Compensation allows companies to choose whether to account for stock-based compensation under the method prescribed in Accounting Principles Board Opinion No. 25 ("APB 25") or use the fair value method described in SFAS No. 123. For purposes of options granted to employees, the Company continues to follow the accounting measurement provisions of APB 25 and implements the disclosure provisions of SFAS No. 123.

During the year ended February 29, 2004, the Company issued 3,900,000 options under its Incentive Stock Option Plan. Compensation expense recognized for the year totaled $146,055. The average fair value was estimated using the Black-Scholes option-pricing model based on the following weighted average assumptions: risk free interest rate of 6.0% and 199% volatility, no assumed dividends, and an expected life of between five and ten years.

INCOME TAXES

The Company accounts for income taxes in accordance with SFAS No. 109 -Accounting for Income Taxes. Deferred tax assets and liabilities are recognized with respect to the tax consequences attributable to differences between the financial statement carrying values and tax basis of existing assets and liabilities. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which these temporary differences are expected to be recovered or settled. Further, the effect on deferred tax assets and liabilities of changes in tax rates is recognized in income in the period that includes the enactment date.

2. STOCKHOLDERS' EQUITY

The Company is authorized to issue 20,000,000 shares of preferred stock. The Company's Board of Directors is authorized to divide the preferred stock into series, and with respect to each series, to determine the preferences and rights and qualifications, limitations or restrictions thereof, including the dividend rights, conversion rights, voting rights, redemption rights and terms, liquidation preferences, sinking fund provisions, and the number of shares constituting the series and the designations of such series. The Board of Directors could, without stockholder approval, issue preferred stock with voting and other rights that could adversely affect the voting rights of the holders of common stock which issuance could have certain anti-takeover effects.

3. RELATED PARTY TRANSACTIONS

As of February 29, 2004, the Company had notes payable to related entities in the amount of $28,500. Interest on these notes has been imputed at a rate of 6.09% and totaled $15,855 cumulatively at February 29, 2004.

4. INCOME TAXES

A deferred tax asset of $337,000 at February 29, 2004 relates to net operating losses and deductible temporary differences due to development stage costs. Management does not consider it likely that the deferred tax asset will be realized. Therefore, a full valuation allowance has been established against the deferred tax asset. The net operating losses will begin to expire in 2020.

5. INVESTMENT IN PROLOGIC MANAGEMENT SYSTEMS, INC.

On February 16, 2001, the Company completed the sale of 2,859,972 shares of stock in Prologic Management Systems, Inc. ("Prologic"), an Arizona corporation, to Prologic, or its designees, for a total sales price of $400,000, or approximately $0.1399 per share. The sale was completed pursuant to the terms of a Settlement Agreement and Release, dated January 26, 2001. This investment had been charged to operations in August 2000 by the Company.

The sales price was paid $325,000 in cash at closing and $75,000 through Prologic's execution of a promissory note. The promissory note bears interest at the rate of 10% per annum and requires payments of $25,000 each on both the principal and interest, as of April 12, 2001, July 12, 2001, and October 12, 2001. No payments have been made to date. The Company does not expect to receive payment from Prologic. The Company has accrued an allowance for doubtful accounts covering the $75,000 note and the corresponding interest in the amount of $13,360.

In February 2004, all assets of Prologic were taken under foreclosure in bankruptcy. The Company has removed the note and interest and related allowance from its balance sheet.

6. GOING CONCERN

The accompanying financial statements have been prepared on a going concern basis. The Company has a history of operating losses and will need to raise additional capital to fund its planned operations. It has current assets of $36,763 and current liabilities totaling $80,693 resulting in a current ratio of
0.46 as of February 29, 2004. Liquidity was achieved through the exercise of options and through the issuance of a convertible debenture, and not from operations. The Company has a cumulative loss from continuing operations of approximately $782,000 at February 29, 2004, $558,000 of which was earned within the past two fiscal years. These conditions raise substantial doubt about the Company's ability to continue as a going concern.

The Company intends to reduce its cumulative loss from continuing operations through the attainment of profitable operations, either through its existing product lines which include ballasts (see Note 7) or potential cash flow from its new investment in a Mexican mining joint venture (see Note 13). In addition, the Company has conducted a private placement of convertible debt and equity (see Notes 11 and 12), which has generated sufficient liquidity to satisfy the initial cash requirements of its planned mining joint venture.

7. DISTRIBUTION AGREEMENT

On February 27, 2002, the Company signed a distribution agreement with EPI. EPI has a distribution agreement with Romlight, with offices at Stevmar House, Rockley, Christ Church Barbados, West Indies. Under this agreement, Sunburst Acquisitions IV, Inc. will be the sole sub-distributor for the length of the contract.

The distribution agreement between Romlight and EPI was signed October 5, 2000. The initial purchase for the first year was 20,000 units of a Romlight ballast. Romlight was not able to supply the ballasts in 2001 and, therefore, the contract took effect in 2002 when Romlight could produce and deliver the ballasts. During the last fiscal year, the Company took delivery of 500 ballasts valued at approximately $45,000 ($70,000CND). On January 23, 2003, the Company terminated its agreement with EPI and began an agreement with Romlight, the manufacturer of the ballasts. During the fiscal year ended February 29, 2004, the Company received samples of 600-watt ballast produced for Romlight by a Korean manufacturer, but did not sell any of the product due to quality concerns.

7. DISTRIBUTION AGREEMENT (CONTINUED)

A deposit of $183,454 ($245,920CND) was issued to Romlight through EPI pursuant to their agreement. The deposit will be applied to the last 1,000 ballasts and also gives the Company exclusive rights to sell Romlight Ballasts to the hydroponic market. Management has performed an impairment assessment on this long term assets and determined that, due to quality controls issues, the asset is impaired and has written off the entire deposit.

8. SALE OF DISCONTINUED OPERATIONS

On September 28, 2001, the Company completed the sale of its wholly owned subsidiary HollywoodBroadcasting.com for $1,000 in cash.

Operating results of HollywoodBroadcasting.com during the inception to date period are shown separately in the accompanying income statement as loss from discontinued operations.

Assets and liabilities of HollywoodBroadcasting.com sold consisted of the following:

Cash                                                    $2,510
Accounts receivable                                        367
Inventories                                             57,705
Capitalized project costs                              481,519
Property, plant, and equipment                         156,253
                                                     ---------
Total assets                                           698,354
                                                     ---------
Accounts payable                                       118,893
Accrued expenses                                       134,364
Notes payable to stockholders                          548,191
Due to related party                                   741,056
                                                     ---------
Total liabilities                                    1,542,504
                                                     ---------
Net liabilities disposed of                          $ 844,150
                                                     ---------

9. STOCK COMPENSATION PROGRAMS

On March 14, 2002, the Company's Board of Directors approved a Stock Compensation Program and an Incentive Stock Option Plan (the "Plans"). The maximum number of shares that may be purchased pursuant to the Plans is 6,000,000. Options granted under the Plans include incentive and nonqualified stock options, as well as actual shares of common stock, with vesting determined on the grant date, not to exceed ten years, and are exercisable over a ten-year maximum period at a price to approximate the fair market value of the common stock at the date of grant.

On March 1, 2003, the Company granted 3,900,000 options under its Incentive Stock Option Plan, which vested immediately. Compensation expense was recognized for the fiscal year totaling $146,055 for these options. These options are exercisable at prices between $0.02 and $0.03 per share. One million options vested immediately; the remaining options vested 50% as of the date of grant and the remaining 50% on the one year anniversary of the date of grant.

Subsequent to year end, 1,000,000 options were exercised at $0.02 per share.

9. STOCK COMPENSATION PROGRAMS (CONTINUED)

The options are summarized as follows:

                                                      Weighted
                                                       Average
                                                      Exercise
                                        Shares          Price
                                     ----------      ----------
Outstanding at February 28, 2002             --      $       --
Granted                               2,100,000            0.03
Cancelled                                    --              --
Exercised                            (1,100,000)           0.03
                                     ----------      ----------
Outstanding at February 28, 2003      1,000,000            0.03
Granted                               3,900,000           0.026
Cancelled                                    --              --
Exercised                                    --              --
                                      ---------      ----------
Outstanding at February 29, 2004      4,900,000      $    0.027
                                     ----------      ----------

The following table summarizes options outstanding at February 29, 2004:

                 Outstanding
Range                Number      Wtd. Ave. Life     Wtd. Ave. Price     Exercisable
-------------    ------------    --------------     ---------------     -----------
$0.02 - $0.03       4,900,000        6.76            $    0.027           2,950,000

10. INVESTMENT IN SIERRA MINERALS AND MINING, INC.

As of February 29, 2004, in anticipation of the consummation of the share exchange agreement more fully described in Footnote 13, the Company had invested $57,500 in Sierra Minerals and Mining, Inc., a Nevada corporation ("Sierra.") An additional $167,500 was invested in Sierra after year end.

11. CONVERTIBLE DEBENTURE

On January 15, 2004, the Company secured financing in the form of a convertible debenture. The loan is convertible into common stock at any time during the following one year period. The conversion of principal and accrued interest (8% per annum) shall be at the rate of $0.02 per share.

12. PRIVATE PLACEMENT

The Company began accepting subscriptions for shares of common stock at $0.02 per share during the current fiscal year. At year end, the Company had received $67,025 as payment for approximately 3,351,250 shares of common stock, which amount is shown as common stock subscribed in the stockholders' equity section of the balance sheet. Subsequent to year end, the Company completed the private placement and issued 3,650,000 shares of common stock for total proceeds of $73,000.

13. SUBSEQUENT EVENTS

Subsequent to year end, the Company began accepting subscriptions for shares of common stock at $0.10 per Unit. Each Unit consists of one share of common stock and one warrant to purchase an additional share of common stock at a price of $0.20 per share at any time during the twelve months following the date of issuance. The Company raised a total of $196,286 through the sale of Units.

On May 25, 2004, the Company completed a share exchange with the shareholders of Sierra (See Note 10) pursuant to the terms of the Share Exchange Agreement dated May 3, 2004. In the exchange, the Company issued 43,000,000 shares of common stock representing approximately 51.7% of the Company's then-outstanding shares to Sierra's shareholders in exchange for all of the shares of Sierra capital stock. As a result, Sierra became a wholly owned subsidiary of the Company.

Sierra is a party to a Joint Venture Agreement with Minera Rio Tinto S.A. de C.V., a Mexican company ("MRT") pursuant to which Sierra and MRT have agreed to explore and develop, if feasible, certain mining properties in the state of Chihuahua, Mexico.

Effective May 3, 2004, Sierra loaned a total of (US)$167,500 to MRT pursuant to an unsecured promissory note payable due August 31, 2004 with interest at 8%.

The joint venture agreement between Sierra and MRT requires Sierra to invest cash totaling $1,000,000 by June 30, 2004, and to secure a $2,000,000 line of credit for the joint venture within sixty days of signing the joint venture agreement. The $1,000,000 investment will be reduced by $57,500 and $167,500 previously advanced, plus accrued interest, upon commencement of the joint venture. MRT will contribute the properties. The joint venture is to be owned 60% by Sierra and 40% by MRT.

                              REPORT OF INDEPENDENT

                              CHARTERED ACCOUNTANTS

To the Stockholders and Directors of

Sierra Minerals and Mining Inc.

(An exploration stage company)

We have audited the balance sheet of Sierra Minerals and Mining Inc. (an exploration stage company) as at June 30, 2004 and the statements of loss, stockholders' deficiency, and cash flows for the period from March 19, 2004 (date of inception) to June 30, 2004. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the auditing standards generally accepted in the United States of America. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as at June 30, 2004, and the results of its operations and cash flows for the period from March 19, 2004 (inception) to June 30, 2004, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. The Company will need additional working capital for its planned activities, which raises substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also discussed in note 2 to the financial statements. These financial statements do not include any adjustments that might result from the outcome of this uncertainty.


/s/ Pannell Kerr Forster

Independent Chartered Accountants

Vancouver, Canada

July 31, 2004

                         SIERRA MINERALS AND MINING INC.

                         (AN EXPLORATION STAGE COMPANY)

                              INTERIM BALANCE SHEET

                            (STATED IN U.S. DOLLARS)

                                                                  JUNE 30
                                                                    2004

LIABILITIES
CURRENT
Accounts payable and accrued liabilities                     $     13,385
Due to parent company (note 5)                                    227,500
TOTAL CURRENT LIABILITIES                                         240,885

STOCKHOLDERS' DEFICIENCY

CAPITAL STOCK

Authorized:

10,000,000 Common shares, par value $0.001 per share

Issued and outstanding:

3,000 Common shares                                                      3
DEFICIT ACCUMULATED DURING THE EXPLORATION STAGE                  (240,888)
TOTAL STOCKHOLDERS' DEFICIENCY                                    (240,885)
TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIENCY               $          --

               See accompanying notes to the financial statements

                         SIERRA MINERALS AND MINING INC.

                         (AN EXPLORATION STAGE COMPANY)

                            INTERIM STATEMENT OF LOSS

                            (STATED IN U.S. DOLLARS)

                                                                   FOR THE
                                                                 PERIOD FROM
                                                                   DATE OF
                                                                  INCEPTION
                                                                  MARCH 19,
                                                                   2004 TO
                                                                  JUNE 30,
                                                                    2004

EXPENSES

  Professional fees                                         $       13,388
  Deposit for mineral properties (note 6)                          227,500

NET LOSS FOR THE PERIOD                                     $      240,888

               See accompanying notes to the financial statements

                         SIERRA MINERALS AND MINING INC.

                         (An Exploration Stage Company)

                      STATEMENT OF STOCKHOLDERS' DEFICIENCY

             FROM INCEPTION ON MARCH 19, 2004 THROUGH JUNE 30, 2004

                            (STATED IN U.S. DOLLARS)

                                                                         DEFICIT
                                            COMMON STOCK               ACCUMULATED
                                                          ADDITIONAL    DURING THE         TOTAL
                                                           PAID-IN      EXPLORATION     STOCKHOLDERS'
                                 SHARES       AMOUNT       CAPITAL         STAGE           DEFICIT

Share subscriptions               3,000       $    3       $    --       $      --        $       3
Net loss for the period              --           --            --        (240,888)        (240,888)
Balance, June 30, 2004            3,000       $    3       $    --       $(240,888)       $(240,885)

               See accompanying notes to the financial statements

                         SIERRA MINERALS AND MINING INC.

                         (An Exploration Stage Company)

                         INTERIM STATEMENT OF CASH FLOWS

                            (STATED IN U.S. DOLLARS)

                                                                     FOR THE
                                                                   PERIOD FROM
                                                                     DATE OF
                                                                    INCEPTION
                                                                    MARCH 19,
                                                                     2004 TO
                                                                     JUNE 30
                                                                       2004

CASH FLOWS FROM OPERATING ACTIVITIES
Net loss for the period                                        $   (240,888)

ADJUSTMENTS TO RECONCILE NET LOSS FOR NON-CASH ITEMS
Accounts payable and accrued liabilities                             13,388
Due to parent company                                               227,500

NET CASH FLOW                                                            --

CASH, BEGINNING OF PERIOD                                                --

CASH, END OF PERIOD                                            $         --

               See accompanying notes to the financial statements

                         SIERRA MINERALS AND MINING INC.

                         (AN EXPLORATION STAGE COMPANY)

                      NOTES TO INTERIM FINANCIAL STATEMENTS

             FROM INCEPTION ON MARCH 19, 2004 THROUGH JUNE 30, 2004

                            (STATED IN U.S. DOLLARS)

1.    NATURE OF BUSINESS

Sierra Minerals and Mining Inc. (the "Company") was incorporated under the laws of the state of Nevada on March 19, 2004, and is involved in the acquisition, exploration, and development of mineral properties. The Company is a party to a property option agreement, as described more fully in note 6 for certain claims located in Mexico. The Company is in the exploration stage as defined in statement No. 7 of the Financial Accounting Standards Board.

2.    GOING CONCERN

These financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America on a going concern basis. This presumes funds will be available to finance on-going development, operations and capital expenditures and the realization of assets and the payment of liabilities in the normal course of operations for the foreseeable future.

The general business strategy of the Company is to explore and research an existing mineral property and to potentially acquire further claims either directly or through the acquisition of operating entities. The continued operations of the Company depends upon the recoverability of mineral reserves, confirmation of the Company's interest in the underlying mineral claims, the ability of the Company to obtain necessary financing to complete the development of these claims and upon the claims' future profitable production. Pursuant to the property option agreement described in note 6, the Company is required to invest $1,000,000 to secure an interest in certain claims in Mexico. The Company does not have any funds to fulfill the option. Management intends to raise additional capital by securing a line of credit for the claims. In addition, management will also rely on funding from the Company's parent company, Sunburst Acquisitions IV, Inc., which is a public company listed on the OTC.BB. It is expected the Company's parent will arrange funding through the equity markets to finance on-going operations.

The Company has a working capital deficit of $240,885, has accumulated losses of $240,888 to June 30, 2004, has not generated any operating revenue to date, and has no capital resources presently available to meet obligations which normally can be expected to be incurred by similar companies. These factors raise substantial doubt about the Company's ability to continue as a going concern which is dependent on the Company's ability to obtain and maintain an appropriate level of financing on a timely basis and to achieve sufficient cash flows to cover obligations and expenses. The outcome of the above matters cannot be predicted at this time. These financial statements do not give effect to any adjustments to the amounts and classification of assets and liabilities which might be necessary should the Company be unable to continue as a going concern. Should the Company not be able to raise the necessary funding to complete the property option or to develop a feasible and profitable production from a proven mineral resource property, the Company is at risk of failing and becoming insolvent.

                         SIERRA MINERALS AND MINING INC.

                         (AN EXPLORATION STAGE COMPANY)

                      NOTES TO INTERIM FINANCIAL STATEMENTS

             FROM INCEPTION ON MARCH 19, 2004 THROUGH JUNE 30, 2004

                            (STATED IN U.S. DOLLARS)

3.    SIGNIFICANT ACCOUNTING POLICIES

a)    Use of estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates and would impact future results of operations and cash flows.

b)    Foreign currency translation

The Company's operations and activities are conducted principally outside of the United States of America, hence the functional currency will be a foreign currency which is translated into U.S. dollars for reporting purposes as follows:

(i) Monetary assets and liabilities at the rate of exchange in effect as at the balance sheet date;

(ii) Revenues and expenditures at the average rate of exchange for the period.

Gains and losses arising from this translation of foreign currency will be included in other comprehensive income (loss) as a separate component of stockholders' deficiency.

c)    Mineral property acquisition payments and exploration costs

The Company expenses all costs related to acquiring, exploring and retaining mineral claims in which no proven and probable reserves exist. To date, the Company has not established the commercial feasibility of the target mineral property, therefore, all exploration expenditures are being expensed. Liabilities are recorded when environmental assessments and/or remedial efforts are probable, and the cost can be reasonably estimated. As at June 30, 2004, the Company had no accrued liabilities for compliance with environmental regulations.

                         SIERRA MINERALS AND MINING INC.

                         (AN EXPLORATION STAGE COMPANY)

                      NOTES TO INTERIM FINANCIAL STATEMENTS

             FROM INCEPTION ON MARCH 19, 2004 THROUGH JUNE 30, 2004

                            (STATED IN U.S. DOLLARS)

3.    SIGNIFICANT ACCOUNTING POLICIES (Continued)

d)    Income Taxes

The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards (SFAS) No. 109. Under the asset and liability method of SFAS No. 109, deferred tax assets and liabilities are recognized for future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and are measured using the enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under SFAS No. 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

e)    Stock-based compensation

The Company applies the intrinsic value method of accounting as prescribed by APB Opinion No. 25 "Accounting for Stock Issued to Employees" and related interpretations, in accounting for options granted to employees. As such, compensation expense is recorded on the date of the grant when the market price of the underlying stock exceeds the exercise price. SFAS No. 123 "Accounting for Stock-Based Compensation" establishes accounting and disclosure requirements using the fair value-based method of accounting for stock-based compensation plans. As allowed by SFAS No. 123, the Company has elected to apply the intrinsic value-based method of accounting described above and has adopted the disclosure requirements of SFAS No. 123, as amended by SFAS No. 148. To date, the Company has not adopted a stock option plan or issued any stock options.

                         SIERRA MINERALS AND MINING INC.

                         (AN EXPLORATION STAGE COMPANY)

                      NOTES TO INTERIM FINANCIAL STATEMENTS

             FROM INCEPTION ON MARCH 19, 2004 THROUGH JUNE 30, 2004

                            (STATED IN U.S. DOLLARS)

3.    SIGNIFICANT ACCOUNTING POLICIES (Continued)

f)    Recent accounting pronouncements

(i) In December 2002, the Financial Accounting Standards Board ("FASB") issued SFAS No. 148, "Accounting for Stock-Based Compensation - Transition and Disclosure". SFAS No. 148 amends SFAS No. 123, "Accounting for Stock-Based Compensation", to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, SFAS No. 148 amends the disclosure requirements of SFAS No. 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. SFAS No. 148 is effective for fiscal years beginning after December 15, 2002. The interim disclosure provisions are effective for financial reports containing financial statements for interim periods beginning after December 15, 2002. The adoption of SFAS No. 148 had no effect on the Company's financial statement presentation or disclosures.

(ii) In April 2003, the FASB issued SFAS No. 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities". SFAS No. 149 amends and clarifies under what circumstances a contract with initial investments meets the characteristics of a derivative and when a derivative contains a financing component. SFAS No. 149 is effective for contracts entered into or modified after June 30, 2003. The adoption of SFAS No. 149 had no effect on the Company's financial statement presentation or disclosures.

(iii) In May 2003, the FASB issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity". SFAS No. 150 establishes standards for how an issuer classifies and measures in its statement of financial position certain financial instruments with characteristics of both liabilities and equity. SFAS No. 150 requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances) because that financial instrument embodies an obligation of the issuer. SFAS No. 150 is effective for financial instruments entered into or modified after May 31, 2003 and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. SFAS No. 150 is to be implemented by reporting the cumulative effect of a change in accounting principle for financial instruments created before the issuance date of SFAS No. 150 and still existing at the beginning of the interim period of adoption. Restatement is not permitted. The adoption of SFAS No. 150 had no significant effect on the Company's financial statement presentation or disclosures.

                         SIERRA MINERALS AND MINING INC.

                         (AN EXPLORATION STAGE COMPANY)

                      NOTES TO INTERIM FINANCIAL STATEMENTS

             FROM INCEPTION ON MARCH 19, 2004 THROUGH JUNE 30, 2004

                            (STATED IN U.S. DOLLARS)

3.    SIGNIFICANT ACCOUNTING POLICIES (Continued)

g)    Recent accounting pronouncements (Continued)

(iv) In January 2003, the FASB issued Interpretation No. 46, "Consolidated of Variable Interest Entities (an Interpretation of ARB No. 51)" ("FIN 46"). FIN 46 requires that the primary beneficiary in a variable interest entity consolidate the entity even if the primary beneficiary does not have a majority voting interest. The consolidated requirements of FIN 46 are required to be implemented for any variable interest entity created on or after January 31, 2003. In addition, FIN 46 requires disclosure of information regarding guarantees or exposures to loss relating to any variable interest entity existing prior to January 31, 2003 in financial statements issued after January 31, 2003. The implementation of the provisions of FIN 46 effective January 31, 2003 had no effect on the Company's financial statement presentation or disclosures.

4.    FINANCIAL INSTRUMENTS

a.    Fair value

The carrying values of accounts payable and accrued liabilities and due to parent company approximate their fair values because of the short maturity of these financial instruments.

b.    Interest rate risk

The Company is not exposed to significant interest rate risk due to the short-term maturity of its monetary current liabilities.

c.    Credit risk

The Company is not exposed to significant credit risk.

d.    Translation risk

The Company is exposed to foreign currency risk to the extent expenditures incurred by the Company are not denominated in the Company's functional currency. The Company's activities are currently outside the United States of America, and as such management expects expenditures to be both in Canadian dollars and Mexican Pesos.

                         SIERRA MINERALS AND MINING INC.

                         (AN EXPLORATION STAGE COMPANY)

                      NOTES TO INTERIM FINANCIAL STATEMENTS

             FROM INCEPTION ON MARCH 19, 2004 THROUGH JUNE 30, 2004

                            (STATED IN U.S. DOLLARS)

5.    DUE TO PARENT

On May 25, 2004 the Company completed a share exchange with the shareholders of Sunburst Acquisitions IV, Inc. ("Sunburst"). Pursuant to the terms of the share exchange agreement, Sunburst issued 43,000,000 shares of its common stock in exchange for all of the issued and outstanding shares of the Company. As a result, the Company became a wholly owned subsidiary of Sunburst. The common shares were valued at $0.01 per share. During the period the parent company advanced certain option payments as described in note 6 on behalf of the Company. The advances due to the parent are without interest or stated terms of payment.

6.    MINERAL PROPERTY OPTION

The Company is a party to a joint venture agreement with Minera Rio Tinto S.A. de C.V., a Mexican company ("MRT"), pursuant to which the Company and MRT have agreed to explore and develop, if feasible, certain mining properties in the state of Chihuahua, Mexico. During the period, the Company's parent loaned a total of $227,500 to MRT on behalf of the Company. Of this amount, $167,500 is pursuant to an unsecured promissory note payable due August 31, 2004 with interest at 8% per annum. In addition, $57,500 was also loaned pursuant to an unsecured promissory note payable and due April 9, 2004 at a rate of 8% (the loan has not been called by the Company and no terms have been renegotiated). The remaining funds of $2,500 have no terms and are non-interest bearing. The amounts loaned are not recoverable. Should the Company fail to complete the terms of the option agreement as discussed below, the Company will lose the right to collect the entire loaned amount. As such, the Company has charged $227,500 to operations for the period ending June 30, 2004.

The joint venture agreement between the Company and MRT requires the Company to invest cash totalling $1,000,000 by June 30, 2004, and to secure a $2,000,000 line of credit for the joint venture within sixty days of signing the joint venture agreement. The $1,000,000 investment will be reduced by the $227,500 previously advanced, plus accrued interest, upon commencement of the joint venture. MRT will contribute the properties. The joint venture is to be owned 60% by the Company and 40% by MRT, however, should the Company fail to secure the line of credit, its interest shall be reduced to 30% and the interest of MRT shall be increased to 70%. The Company is in default of the agreement as it did not fulfil its required investment of $1,000,000 by June 30, 2004 and did not secure a line of credit for $2,000,000. The Company is currently looking for an extension and is renegotiating the terms of the agreement.

During the period from inception (March 19, 2004) to June 30, 2004, MRT and the Company shared a common director and were therefore acting as related parties.

SUNBURST ACQUISITIONS IV, INC.

PRO-FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

MAY 31, 2004

(UNAUDITED)

SUNBURST ACQUISITIONS IV, INC.

(A DEVELOPMENT STAGE COMPANY)

CONDENSED CONSOLIDATED BALANCE SHEET

MAY 31

(UNAUDITED)

(U.S. DOLLARS)


                                                                      2004
ASSETS
CURRENT
 Cash                                                                  $33,687
 Accounts receivable and other current assets                           14,910
TOTAL ASSETS                                                           $48,597
LIABILITIES
CURRENT
 Accounts payable and accrued liabilities                              $42,949
 Convertible debenture                                                  30,000
 Notes payable to related parties                                       28,500
TOTAL CURRENT LIABILITIES                                              101,449

CUSTOMER DEPOSITS                                                       44,056
TOTAL LIABILITIES                                                     $145,505
STOCKHOLDERS' DEFICIT
CAPITAL STOCK
 AUTHORIZED
    20,000,000 Preferred stock with no par value
    200,000,000 Common stock with no par value
 ISSUED
    83,107,597 Common stock issued and outstanding                   2,224,843
ADDITIONAL PAID-IN CAPITAL FROM STOCK OPTIONS                          194,375
ADDITIONAL PAID-IN CAPITAL                                                  16
STOCK SUBSCRIPTIONS                                                    199,135
DEFICIT ACCUMULATED DURING THE DEVELOPMENT STAGE                   (2,722,930)
ACCUMULATED OTHER COMPREHENSIVE INCOME                                   7,653
TOTAL STOCKHOLDERS' DEFICIT                                           (96,908)
TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT                            $48,597


See notes to pro-forma condensed consolidated financial statements.

SUNBURST ACQUISITIONS IV, INC.

(A DEVELOPMENT STAGE COMPANY)

PRO-FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

YEAR ENDED FEBRUARY 29, 2004

(UNAUDITED)

(U.S. DOLLARS)


REVENUES                                                        $13,580

EXPENSES
  Selling, general, and administrative                          370,541
NET LOSS                                                      (356,961)
OTHER COMPREHENSIVE INCOME
  Unrealized foreign exchange income                             14,739
TOTAL COMPREHENSIVE LOSS                                     $(342,222)
LOSS PER SHARE                                                  $(0.00)
WEIGHTED AVERAGE NUMBER OF
  COMMON STOCK OUTSTANDING                                   78,457,597


**Note: The financial statements of the acquired company, Sierra Minerals and Mining Inc. are not included in these pro-froma condensed consolidated statements of operations, as this company was incorporated on March 19, 2004 and had no operations at February 29, 2004.

See notes to pro-forma condensed consolidated financial statements.

SUNBURST ACQUISITIONS IV, INC.

(A DEVELOPMENT STAGE COMPANY)

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

FIRST QUARTER ENDED MAY 31, 2004

(UNAUDITED)

(U.S. DOLLARS)


REVENUES                                                              $0

EXPENSES
  Selling, general, and administrative                            62,003
  Acquisition of resource properties                             430,000
  Deposit for property acquisition                               227,500
TOTAL EXPENSES                                                   719,503
NET LOSS FOR PERIOD                                            (719,503)
OTHER COMPREHENSIVE INCOME
  Unrealized foreign exchange income                             (1,276)
TOTAL COMPREHENSIVE LOSS                                      $(720,779)
LOSS PER SHARE                                                   $(0.02)
WEIGHTED AVERAGE NUMBER OF
  COMMON STOCK OUTSTANDING                                    37,782,597

SUNBURST ACQUISITIONS IV, INC.

(A DEVELOPMENT STAGE COMPANY)

NOTES TO PRO-FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

MAY 31, 2004

(UNAUDITED)

(U.S. DOLLARS)

The pro-forma condensed consolidated financial statements give effect to the following:

1.    THE ACQUISITION OF SIERRA MINERALS AND MINING, INC. ("SIERRA")

On May 25, 2004, the Company completed a share exchange with the shareholders of Sierra. Pursuant to the terms of the share exchange agreement, the Company issued 43,000,000 shares of its common stock in exchange for all of the outstanding shares of Sierra. Sierra is a company incorporated in the state of Nevada that was incorporated just prior to the share exchange with the Company. Sierra had no activities, other than minor organizational charges, and no operations other than having an option to acquire an interest in a property in Mexico.

2.    THE EXPENDITURE FOR COST OF MINING PROPERTIES INTEREST

Sierra is a party to a joint venture agreement with Minera Rio Tinto S.A. de C.V. ("MRT"), a Mexican company, pursuant to which Sierra and MRT have agreed to explore and develop, if feasible, certain mining properties in the state of Chihuahua, Mexico. The Company loaned on behalf of Sierra, a total of $227,500 to MRT. The amounts loaned are not recoverable. Should Sierra fail to complete the terms of the option agreement, Sierra will lose all right to the loaned amount. As such, the Company wrote off the loans to MRT resulting in a charge to operations of $227,500.

3.    THE ACCRUING OF LEGAL AND ACCOUNTING FEES

In addition, professional fees of $13,388 have been incurred relating to organizational and set up costs to Sierra which have been charged to operations.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

      Our Articles of Incorporation, as amended, provide to the fullest extent permitted by Colorado law, our directors or officers shall not be personally liable to us or our shareholders for damages for breach of such director's or officer's fiduciary duty. The effect of this provision of our Articles of Incorporation, as amended, is to eliminate our right and our shareholders (through shareholders' derivative suits on behalf of our company) to recover damages against a director or officer for breach of the fiduciary duty of care as a director or officer (including breaches resulting from negligent or grossly negligent behavior), except under certain situations defined by statute. We believe that the indemnification provisions in its Articles of Incorporation, as amended, are necessary to attract and retain qualified persons as directors and officers.

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

      The following table sets forth an itemization of all estimated expenses, all of which we will pay, in connection with the issuance and distribution of the securities being registered:

NATURE OF EXPENSE AMOUNT

SEC Registration fee                 $ 1,170.36
Accounting fees and expenses          10,000.00*
Legal fees and expenses               35,000.00*
Miscellaneous                          5,000.00
                                     ----------
                         TOTAL       $51,170.36*
                                     ==========

* Estimated.

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES.

      In April 2004, in connection with the acquisition of certain mineral properties, we entered into a Transaction Fee Agreement with T.R. Winston & Company LLC. Pursuant to this agreement, we issued a warrant to purchase 3,000,000 shares of common stock at $.01 per share. In connection the acquisition of the mineral properties, we also entered into an agreement with Liberty Management, LLC whereby we provided Liberty a common stock purchase warrant to purchase 1,500,000 shares of common stock at $.01 per share.

      During the third quarter of fiscal 2002, we sold a total of 2,025,098 shares at $0.10 per share in a private placement offering through which we received gross offering proceeds of $202,510. We also issued 220,000 shares at $0.10 per share in satisfaction of debt.

      During the fiscal year ending February 29, 2004, the Company received $30,000 and issued a convertible debenture, which bears interest at 8% per annum and is convertible to stock at $0.02.

      On May 25, 2004, the Company completed a share exchange with the shareholders of Sierra Minerals and Mining, Inc. In the exchange, the Company issued 43,000,000 shares of common stock representing approximately 51.7% of the Company's then-outstanding shares to Sierra's shareholders in exchange for all of the shares of Sierra capital stock. As a result, Sierra became a wholly owned subsidiary of the Company.

      During the fourth quarter of the fiscal year ending February 29, 2004, and the quarter ended May 31, 2004, the Company completed a private placement offering of 3,650,000 shares of common stock at a price of $0.02 per share. All such shares were issued for cash in transactions which were made in reliance upon exemptions from registration under the Securities Act of 1933. The gross offering proceeds received from the sale of such shares was $73,000, and the Company paid no underwriting discounts or commissions.

      In addition, during the quarter ended May 31, 2004, the Company received subscriptions in the amount of $199,135 from a private placement offering of units at $0.10 per unit. Each unit consists of one share of common stock and one warrant to purchase an additional share of stock at the price of $0.20 per share at any time within twelve months from the date of issuance of the warrant.

      A total of 361,095 units ($36,109.50) were offered and sold in reliance upon the intrastate offering exemption from registration provided by Section 3(a)(11) of the Securities Act of 1933. All the shares of common stock and all remaining units were offered and sold in reliance upon the safe harbor provisions of Regulation S, adopted under the Securities Act of 1933, for offers and sales that occurred outside the United States.

      To obtain funding for our ongoing operations, in August 2004, we entered into a Securities Purchase Agreement with Alpha Capital Aktiengesellschaft, Bristol Investment Fund, Ltd. and Stonestreet Limited Partnership, which are accredited institutional investors for the issuance of an aggregate of $1,350,000 principal amount secured convertible debentures with an original issue discount of 25%. On August 25, 2004, we closed on an aggregate principal amount of $675,000 of secured convertible debentures and received gross proceeds of $500,000. The second closing on an additional $675,000 will be on or before the fifth day following the effective date of this registration statement. The secured convertible debentures are due one year from the date of issuance. The secured convertible debentures are convertible at the option of the holders into our shares of common stock at a fixed conversion price of $0.10 per share. However, in the event that our intraday trading price during any 20 trading day period is less than $.10 for ten nonconsecutive or consecutive days, then the conversion price will be the lesser of $.10 or 80% of the average of the lowest three intraday trading prices during the 20 trading days prior to such conversion. In connection with the Securities Purchase Agreement, we also issued warrants to purchase an aggregate of 13,500,000 shares of our common stock and an additional investment right to purchase an aggregate of 13,500,000 shares to the investors. The term of the warrants is five years and the exercise price is $0.12 per share. The additional investment right provides each investor with the right to purchase up to an aggregate of 13,500,000 shares of common stock at $.10 per share for a period equal to the earlier of the six month anniversary of the effective date of this registration statement or the 18 month anniversary of the first closing date of this financing. Furthermore we entered into a Registration Rights Agreement in order to register the above-referenced securities and a Security Agreement that provides the investor with the first priority security interest in certain of our assets. These securities were issued pursuant to an exemption from registration pursuant to Section 4 (2) of the Securities

Act of 1933. The investors have contractually agreed to restrict their ability to convert the secured convertible debentures, exercise the warrants and exercise the additional investment right and receive shares of our common stock such that the number of shares of our common stock held by them and their affiliates after such conversion or exercise does not exceed 4.99% of our then issued and outstanding shares of our common stock. In connection with this financing, we entered into a Transaction Fee Agreement with T.R. Winston & Company LLC. Pursuant to this agreement, we issued a warrant to purchase 1,350,000 shares of common stock at $.01 per share.

      * All of the above offerings and sales were deemed to be exempt under rule 506 of Regulation D and Section 4(2) of the Securities Act of 1933, as amended. No advertising or general solicitation was employed in offering the securities. The offerings and sales were made to a limited number of persons, all of whom were accredited investors, business associates of our company or executive officers of our company, and transfer was restricted by our company in accordance with the requirements of the Securities Act of 1933. In addition to representations by the above-referenced persons, we have made independent determinations that all of the above-referenced persons were accredited or sophisticated investors, and that they were capable of analyzing the merits and risks of their investment, and that they understood the speculative nature of their investment. Furthermore, all of the above-referenced persons were provided with access to our Securities and Exchange Commission filings.

      Except as expressly set forth above, the individuals and entities to whom we issued securities as indicated in this section of the registration statement are unaffiliated with us.

      ITEM 27. EXHIBITS.

      The following exhibits are included as part of this Form SB-2. References to "the Company" in this Exhibit List mean Sunburst Acquisitions IV, Inc., a Colorado corporation.

Exhibit
Number      Description
------      -----------

3.1         Articles  of   Incorporation   (incorporated   by   reference   from
            Registration Statement on Form 10-SB/A filed with the Securities and Exchange Commission on December 29, 1997).

3.2 Bylaws (incorporated by reference from Registration Statement on Form 10-SB/A filed with the Securities and Exchange Commission on December 29, 1997).

4.1 Registration Agreement dated April 20, 2004, by and among Sunburst Acquisitions IV, Inc., a Colorado company, and each of the purchasers in a private placement of shares of Sunburst. (incorporated by reference from Current Report on Form 8-K filed with the Securities and Exchange Commission dated May 25, 2004)

4.2 Promissory Note between Sunburst Acquisitions IV, Inc. and Minera Rio Tinto S.A. de C.V. in the amount of $ 57,500 dated January 9, 2004. (incorporated by reference from Current Report on Form 8-K filed with the Securities and Exchange Commission dated May 25,
            2004)

4.3 Promissory Note between Sierra Mineral and Mining, Inc. and Minera Rio Tinto S.A. de C.V. in the amount of $ 167,500, dated May 3, 2004. (incorporated by reference from Current Report on Form 8-K filed with the Securities and Exchange Commission dated May 25,
            2004)

4.4 Securities Purchase Agreement with exhibits entered in connection with the $1,350,000 original issued discount secured convertible debenture financing dated August 25, 2004 (incorporated by reference from Current Report on Form 8-K filed with the Securities and Exchange Commission dated August 25, 2004)

4.5 Letter Agreement dated January 16, 2004 Bristol Capital, LLC and Sunburst Acquisitions IV, Inc.

4.6 Secured Convertible Debenture by and between Bristol Capital, LLC and Sunburst Acquisitions IV, Inc. dated January 15, 2004

4.7         Common Stock Purchase Warrant in the name of Diana Derycz-Kessler

4.8         Common Stock Purchase Warrant in the name of T.R. Winston & Company,
            LLC

4.9 Transaction Fee Agreement dated April 22, 2004 between Sunburst Acquisitions IV Inc. and T.R. Winston & Company LLC

5.1 Sichenzia Ross Friedman Ference LLP Opinion and Consent (filed herewith)

10.1 Share Exchange Agreement, dated May 3, 2004, by and among Sunburst Acquisitions IV, Inc., a Colorado corporation, Sierra Minerals and Mining, Inc., a Nevada corporation, and the shareholders of Sierra Minerals & Mining, Inc. (incorporated by reference from Current Report on Form 8-K filed with the Securities and Exchange Commission dated May 25, 2004)

10.2 Joint Venture Agreement, dated April 26, 2004 and amended on June 1, 2004, by and between Sierra Mining and Minerals, Inc., a Nevada corporation, and Minera Rio Tinto S.A. de C.V., a Mexican company (incorporated by reference from Current Report on Form 8-K filed with the Securities and Exchange Commission dated May 25, 2004)

10.3        Amendment   to  Joint   Venture   Agreement   dated  June  1,  2004.
            (incorporated by reference from Current Report on Form 8-K filed with the Securities and Exchange Commission dated May 25, 2004)

10.4        Amendment to Joint Venture Agreement dated October 1, 2004.

14.1        Code of Ethics

16.1 Responsive letter of Comiskey & Co. (incorporated by reference from Current Report on Form 8-K filed with the Securities and Exchange Commission dated July 9, 2004)

21.1        Subsidiaries of the Registrant.

23.1 Consent of Comiskey & Co. - Independent Public Accountants (filed herewith).

23.2 Consent of Pannell Kerr Forster - Independent Registered Chartered Accountants (filed herewith).

ITEM 28. UNDERTAKINGS.

The undersigned Company hereby undertakes to:

(1) File, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

(i) Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

(ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement, and

(iii) Include any additional or changed material information on the plan of distribution.

(2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(4) For purposes of determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Company pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act as part of this registration statement as of the time it was declared effective.

(5) For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

      In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

      In accordance with the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorizes this registration statement to be signed on its behalf by the undersigned, in the City of Vancouver, British Columbia, Canada, on November 10, 2004.

                         SUNBURST ACQUISITIONS IV, INC.


                       By: /s/ Terry Fields
                           -----------------------------------------------------
                           Terry Fields, President, Principal Executive Officer, Principal Financial Officer, Secretary and Director

      In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated.

SIGNATURE                           TITLE                   DATE

/s/ Mario Ayub                     Director                November 10, 2004
------------------
Mario Ayub